Exhibit 10.1

Execution Copy

$750,000,000 and US$175,000,000 FACILITIES

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 21, 2018

Among

Cascades Inc.
Cascades USA Inc.
(as Borrowers)

- and -

National Bank of Canada
(as Administrative Agent)

- and -

The Bank of Nova Scotia
(as Collateral Agent)

- and -

National Bank Financial Inc.
The Bank of Nova Scotia
(as Co-Lead Arrangers and Joint Bookrunners for the Revolving Facility)

- and -

The Bank of Nova Scotia
(as Syndication Agent for the Revolving Facility)

- and -

Canadian Imperial Bank of Commerce
Fédération des Caisses Desjardins du Québec
Wells Fargo Bank, National Association, Canadian Branch
(as Co-Documentation Agents for the Revolving Facility)

- and -

American AgCredit, PCA

(as Term Facility Agent)

- and -

American AgCredit, PCA

CoBank, ACB

(as Co-Lead Arrangers for the Term Facility)

- and -

The Lenders
from Time to Time Party Hereto

McCarthy Tétrault LLP

4.2	Changed Circumstances	27
4.3	Conversion Prior to Maturity	27
4.4	Libor Successor Rate	27

Article 5 - Letters of Credit Under the Revolving Facility		28

5.1	Availability	28
5.2	Maturity of Letters of Credit	28
5.3	Borrowings	28
5.4	Payments under Letters of Credit	29
5.5	Indemnity	29
5.6	I.C.C. Rules	29

Article 6 - Fees And Interest		29

6.1	Letter of Credit Fees	29
6.2	Administrative Charges with respect to Letters of Credit	30
6.3	Standby Fee	30
6.4	Acceptance Fees	30
6.5	Other Fees	30
6.6	Interest on Prime Rate Loans	30
6.7	Interest on US Base Rate Loans	30
6.8	Interest on Libor Loans	30
6.9	Calculation of Interest Rates	31
6.10	Interest on Arrears	31

Article 7 - Repayment, Prepayment and Reduction		31

7.1	Repayment of the Facilities	31
7.2	Mandatory Prepayments	31
7.3	Optional Prepayments	32
7.4	Exchange Rate Fluctuations	32
7.5	Reduction of the Revolving Facility	32

Article 8 – Place of Payment, Currency and Taxes		32

8.1	Payments to the Administrative Agent and the Term Facility Agent	32
8.2	Manner of Payments	33
8.3	Currency	33
8.4	Judgment Currency	33
8.5	Payments Net of Taxes	33

Article 9 - Conditions Precedent		34

9.1	Conditions Precedent to the Effectiveness of this Agreement	34
9.2	Conditions Precedent to all Borrowings	35
9.3	Waiver of Conditions Precedent	35

- ii -

9.4	Early Termination of this Agreement	35
9.5	Borrowings under the Initial Credit Agreement	35

Article 10 - Security		35

10.1	Guarantees	35
10.2	Security over Current Assets	35
10.3	Security over Charged Fixed Assets	36
10.4	Insurance	37
10.5	Security for Hedging Agreements and Credit Card Obligations	37
10.6	Validity and Contents of Security Documents	38
10.7	Release of the Security	38

Article 11 - Representations and Warranties		39

11.1	Corporate Existence and Capacity	39
11.2	Authorization and Validity	39
11.3	No Breach	40
11.4	Approvals	40
11.5	Compliance with Laws and Permits	40
11.6	Title to Assets	40
11.7	Litigation	40
11.8	No Default	40
11.9	Solvency	41
11.10	Taxes	41
11.11	ERISA and Pension Plans	41
11.12	Margin Stock Restrictions	41
11.13	Investment Company Act	41
11.14	Restriction on Payments	41
11.15	Corporate Structure and Location of Assets	41
11.16	Financial Statements and Financial Year	42
11.17	No Material Change	42
11.18	True and Complete Disclosure	42

Article 12 - Affirmative Covenants		42

12.1	General Covenants	42
12.2	Use of Proceeds and Compliance with Indenture Limitations	43
12.3	Know Your Customer Laws	43
12.4	Further Assurances	43
12.5	Representations and Warranties	44

Article 13 - Negative Covenants		44

13.1	Negative Pledge	44
13.2	Indebtedness	44
13.3	Limitations on Fundamental Changes	44

- iii -

13.4	Investments	46
13.5	Distributions	47
13.6	Transactions with Related Parties	47

Article 14 - Financial Ratios		47

14.1	Funded Debt to Capitalization Ratio	47
14.2	Interest Coverage Ratio	47

Article 15 - Reporting Requirements		48

15.1	Annual Reporting	48
15.2	Quarterly Reports	48
15.3	ERISA	48
15.4	Reporting from Time to Time	49
15.5	Hedging Agreements, Securitization and Factoring	49

Article 16 - Events of Default and Remedies		50

16.1	Events of Default	50
16.2	Remedies	51
16.3	Payments after acceleration	51

Article 17 - Equality Among Lenders		51

17.1	Distribution among Lenders	51
17.2	Other Security	52
17.3	Direct Payment to a Lender	52
17.4	Adjustments	52

Article 18 - The Agents and The Lenders		52

18.1	Appointment of the Agents	52
18.2	Restrictions on the Powers of the Lenders	53
18.3	Security Documents	53
18.4	Action by the Agents	53
18.5	Enforcement Measures	53
18.6	Indemnification	53
18.7	Reliance on Reports	53
18.8	Liability of the Agents	54
18.9	Liability of Lenders	54
18.10	Rights of an Agent as Lender	54
18.11	Sharing of Information	54
18.12	Competition	54
18.13	Successor Agent	55

- iv -

Article 19 - Decisions, Waivers and Amendments		55

19.1	Amendments and Waivers by the Majority Lenders	55
19.2	Amendments and Waivers by Unanimous Approval	55
19.3	Amendments requiring the consent of the Affected Party	56
19.4	Dissenting and Affected Lenders	56
19.5	Defaulting Lenders	57
19.6	Bail-In Provisions	59

Article 20 - Miscellaneous		60

20.1	Books and Accounts	60
20.2	Determination	60
20.3	Prohibition on Assignment by Borrowers	60
20.4	Assignments and Participations	60
20.5	Designated Lenders	62
20.6	Notes	63
20.7	No Waiver	63
20.8	Irrevocability of Notices of Borrowings	63
20.9	Set-off	63
20.10	Indemnification	63
20.11	Mitigation of costs	64
20.12	Corrections of Errors	64
20.13	Communications	64
20.14	Counterparts	65
20.15	Waiver of Jury Trial	65

Article 21 - Notices		65

21.1	Sending of Notices	65
21.2	Receipt of Notices	65

- v -

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement is made as of December 21, 2018 among Cascades Inc., a corporation incorporated under the laws of the province of Quebec (“Cascades”), Cascades USA Inc., a corporation incorporated under the laws of the State of Delaware (“Cascades US”) (each a “Borrower” and, collectively the “Borrowers”), National Bank of Canada, a Canadian bank, as administrative agent, American AgCredit, PCA, a Production Credit Association organized under the Farm Credit Act of 1971, as Term Facility Agent, The Bank of Nova Scotia, a Canadian bank, as collateral agent, and each of the financial institutions having executed this Agreement as Lender.

Recitals

A.	Pursuant to a credit agreement dated as of December 29, 2006 (as amended and restated as of February 10, 2011, as again amended and restated as of July 7, 2015 and as further amended and restated as of June 1, 2017, the “Initial Credit Agreement”), the Revolving Lenders agreed to make available to the Borrowers a revolving facility in a principal amount of $750,000,000 for general corporate purposes.

B.	Cascades US is a wholly-owned Subsidiary of Cascades.

C.	The Borrowers and the Lenders wish to amend and restate the Initial Credit Agreement for the purposes of, (i) making available to Cascades US a new term facility in the amount of US$175,000,000 and (ii) making other amendments to the provisions of the Initial Credit Agreement.

Therefore, the parties agree as follows:

Article 1 - Interpretation

1.1	Amendment and Restatement

The Initial Credit Agreement is hereby amended and restated in its entirety, without novation of the Initial Credit Agreement and without derogation of the rights and obligations of the parties thereunder (save as amended hereunder). However, from the Effective Date, this Agreement will evidence the agreement of the parties with respect to the matters which are the subject of the Initial Credit Agreement and this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below or in the preamble (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).

“ABTL Laws” means any Law relating to corruption, bribery, terrorism, money laundering, trading with the enemy and sanctions measures;

“Acceptance” means:

(a)	in respect of a Revolving Lender who is a bank that customarily accepts bankers' acceptances, at such Revolving Lender’s discretion, either a depository bill subject to the Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by Cascades on and accepted by such Revolving Lender; and

(b)	in respect of any other Revolving Lender, a promissory note bearing no interest, made by Cascades to such Revolving Lender;

“Additional Borrower” means any wholly-owned Subsidiary of Cascades who has become an additional Borrower pursuant to Section 1.4

“Adjusted Consolidated Basis” means, in relation to Cascades, a consolidation that excludes all Persons who are not Credit Parties;

“Administrative Agent” means National Bank of Canada or any successor administrative agent appointed pursuant to Section 18.13;

“Administrative Agent’s Office” means the office of the Administrative Agent designated by it from time to time as its administrative office for the purposes hereof, after notice to the Revolving Lenders;

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

“Agents” means collectively the Administrative Agent, the Term Facility Agent and the Collateral Agent;

“Applicable Margin (or Rate)” means a margin (or rate) determined in accordance with Schedule A;

“Borrowing Base” means the amount (expressed in Dollars) determined by the Administrative Agent as being the sum of:

(a)	80% of the book value of the trade accounts receivable of the Credit Parties which are subject to the Security and are owed by customers located in Canada, the United States and Europe, but excluding accounts that have been outstanding for more than 90 days, accounts owed by Credit Parties, accounts subject to set-off, accounts in dispute and doubtful accounts, provided that,

(i)	such 80% percentage will be increased to 90% for accounts receivable insured for at least 90% of their amounts by Export Development Canada or another credit insurer acceptable to the Majority Lenders but on the condition that the Collateral Agent be named as loss payee under the related policy,

(ii)	if a Securitization or Factoring Program is in effect, the accounts receivable which are subject (in whole or in part) to such program will be excluded from the Borrowing Base (as provided in Section 13.3(b)(iv)) and the aggregate of the amounts determined pursuant to paragraphs (b) and (c) below will be included in the Borrowing Base only up to 300% of the amount determined under paragraph (a);

(b)	60% of the book value of the inventory of the Credit Parties which is subject to the Security and is located in Canada and the United States, but excluding work in process; and

(c)	60% (rounded upwards to the next $5,000,000) of the market value of the Charged Fixed Assets but only up to 50% of the aggregate of the amount of the Revolving Facility and the outstanding principal amount of the Term Facility;

less the excess of (i) a reasonable estimate of the aggregate of all amounts owing to creditors (including governments) whose claims are secured or protected by a Lien capable of ranking pari passu with or prior to the Security with respect to such accounts receivables and inventory, over (ii) $10,000,000;

“Borrowings” means the Prime Rate Loans, the US Base Rate Loans, the Acceptances, the Libor Loans and the Letters of Credit under any of the Revolving Facility and the Term Facility;

“Branch of Account” means, with respect to (i) the Revolving Facility, a branch of a bank in Canada where the Administrative Agent has established an account for the Revolving Facility, as may be designated by the Administrative Agent from time to time as the applicable branch of account in respect of the Revolving Facility, after consultation with Cascades, and (ii) the Term Facility, a branch of a bank in the United States where the Term Facility Agent has established an account for the Term Facility, as may be designated by the Term Facility Agent as the applicable branch of account in respect of the Term Facility, after consultation with Cascades US;

“Business Day” means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday; where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City and where such term is used in the context of a Libor Loan, such day must also be a day on which banks are open for business in New York City and London, England;

“Cascades Indentures” refers collectively to (i) the indenture dated as of June 19, 2014 between Cascades and Computershare Trust Company of Canada providing for the issue of notes due in 2021, (ii) the indenture dated as of June 19, 2014 between Cascades and Wells Fargo Bank, National Association providing for the issue of notes due in 2022, (iii) the indenture dated May 19, 2015 between Cascades and Wells Fargo Bank National Association providing for the issue of notes due in 2023, (in each case, as any such indenture may be amended or supplemented from time to time), and (iv) any other indenture or instrument providing for the issue or incurrence of Funded Debt the proceeds of which are used to refinance any of the notes issued under the indentures referred to in clauses (i) to (iii) inclusively or for any other general corporate purposes provided that such Funded Debt has a stated maturity falling beyond the Revolving Facility Maturity Date;

“CDOR Rate” means, for any day, the arithmetic average of the Dollar bankers’ acceptances offered discount rates for the applicable period which appear on the Reuters service on or around 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptances discount rate of the Administrative Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day, provided that if on any day the CDOR Rate so determined is less than zero percent, then the CDOR Rate on such day will be deemed to be zero percent;

“Charged Fixed Assets” means the fixed assets of the Credit Parties which are subject to the Security in accordance with Section 10.3;

“Collateral Agent” means The Bank of Nova Scotia or any successor collateral agent appointed pursuant to Section 18.13;

“Commitment” means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the amount of the Facilities or, as the case may be, of the Revolving Facility (or Tranche A or Tranche B thereof, as specified opposite its name on the signature pages of this Agreement) or of the Term Facility, subject however to any readjustment resulting from an increase or a reduction in the amount of any of the Facilities, as applicable, a change in the amount of any Tranche or from an assignment of Commitment made pursuant to this Agreement;

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares or other rights carrying more than 50% of the voting power in the election of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;

“Corporate Structure Chart” means the corporate and capital structure of Cascades and its Subsidiaries and the other information relating to them, as described in the chart dated as of the date of this Agreement to be delivered by Cascades pursuant to Section 9.1 (as may be updated from time to time thereafter by the delivery of any such update to the Administrative Agent and the Term Facility Agent);

“Credit Card Creditor” has the meaning given to such term in Section 10.5;

“Credit Documents” means this Agreement, the Security Documents, any note issued pursuant to Section 20.6 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;

“Credit Parties” means each of the Borrowers and their Subsidiaries, but excluding (i) Persons in which investments are classified under GAAP as joint ventures or minority investments, (ii) Reno de Medici S.p.A. and its Subsidiaries until such time as all shares of Reno de Medici S.p.A. carrying voting power in all circumstances are owned by Cascades or a wholly-owned Subsidiary thereof, (iii) 27102009 USA Inc. and its Subsidiaries until such time as all shares of the project vehicle formed for the purposes of the construction and operation of the “Greenpac” project carrying voting power in all circumstances are owned by Cascades or a wholly-owned Subsidiary thereof, (iv) Cascades Europe S.A.S. and its Subsidiaries, and (v) Falcon Packaging Inc. and its Subsidiaries;

“Default” means any event or circumstance which constitutes an Event of Default or which, with the passage of time, the giving of a notice or both, would constitute an Event of Default;

“Designated Subsidiaries” means the Subsidiaries of Cascades (other than a Borrower) designated as Designated Subsidiaries pursuant to Section 1.3;

“Discount Rate” means on any day,

(a)	in respect of any Acceptance accepted by a Revolving Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for the applicable period; and

(b)	in respect of any Acceptance to which clause (a) does not apply, the lesser of (x) the discount rate of such Revolving Lender in effect at or about 10:00 a.m. on the relevant date for bankers’ acceptances (or equivalent instruments if such Revolving Lender does not customarily accept bankers’ acceptances) of such Revolving Lender for a period comparable to the period of such Acceptance and (y) the CDOR Rate plus 0.10%, provided that for greater certainty such latter rate will apply to any Revolving Lender that does not have a discount rate as contemplated in (x);

“Discounted Proceeds” means, with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:

(a)	the aggregate face amount of such Acceptances; by

(b)	the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)	the Discount Rate applicable to such Acceptances (expressed as a decimal); and

(ii)	a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

“Distribution” means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption of, the equity or capital of a Person (other than by way of the issuance of new equity interests);

“Dollar” and the symbol “$” mean lawful money of Canada;

“EBITDA” means, with respect to Cascades, the net income of Cascades for the rolling four-quarter period ending on the date that EBITDA is determined, plus the following items, to the extent such items have been deducted in calculating net income:

(a)	Interest Expense;

(b)	income taxes;

(c)	depreciation;

(d)	non-cash compensation expenses for grants of performance shares or stock options to the extent same are not redeemable for cash;

(e)	non-cash restructuring charges or reserves, including in relation to severance and termination costs, pension settlement, future lease commitments, consolidation of facilities and employee relocation costs; and

(f)	other non-cash items, including resulting from amortization, write-up, write-down or write-off of any kind of tangible assets (other than inventory) or intangible assets (including goodwill and deferred financing costs), but to the extent that they do not represent an accrual of or reserve for cash expenditures in any future period;

minus the following item:

(g)	cash payments made during such period in respect of non-cash items referred to above which had been added to net income during a prior period;

provided that net income is calculated excluding:

(h)	the equity of Cascades in the net income of any other Person that is not a Credit Party to the extent same has not been distributed in cash to a Credit Party by way of Distributions (it being understood that all cash Distributions received by a Credit Party from non-Credit Parties are included in its net income);

(i)	gains or losses arising from (i) the translation of any long-term debt payable in a foreign currency, (ii) Hedging Agreements and other derivative agreements, (iii) any refinancing, repurchase or extinguishment of Funded Debt, and (iv) extraordinary, unusual or non-recurring items not otherwise dealt with in the definition of EBITDA including fees and expenses relating to any event or transactions giving rise to such items;

(j)	non-cash items that will not result in the receipt of cash payments in any future period; and

(k)	the net income of any Subsidiary to the extent that the payment of Distributions of net income by that Subsidiary is not at the date of determination permitted (i) without prior governmental approval (that has not been obtained), or (ii) pursuant to the terms of its constitutive documents or any agreement, order, law or regulation applicable to such Subsidiary or its shareholders;

“Effective Date” means the date this Agreement becomes effective as provided in the first sentence of Section 9.1;

“Environmental Laws” shall mean all Laws and legally binding policies, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

“Equity Derivative” means any derivative agreement entered into by a Credit Party in connection with the Credit Parties’ stock option plans or grant of performance shares and capable to protect Credit Parties against fluctuations of equity securities;

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time;

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which any Credit Party is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which any Credit Party is a member;

“Event of Default” has the meaning given to such term in Section 16.1;

“Facilities” means the Revolving Facility and the Term Facility;

“Farm Credit Equities” means all stock and other equities acquired or to be acquired by Cascades US in any Farm Credit Institution who is, or is expected to be, a Term Lender at the time of such acquisition, which equities govern all rights or entitlements of Cascades US to patronage refunds or other distributions (whether in cash or in the form of equities) as a result or on account of such patronage, stocks or other equities;

“Farm Credit Institution” means a lending institution organized under the Farm Credit Act of 1971 of the United States (as amended or supplemented from time to time);

“Funded Debt” means, with respect to a Person, and without duplication, all obligations that under GAAP should be classified on such Person’s balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, Guarantees and Liens granted in respect of Funded Debt of another Person, but (ii) excluding Subordinated Debt, future income taxes, employees future benefits, the negative mark-to-market value of unrealized losses on Hedging Agreements and Equity Derivatives, assets retirement obligations, deferred revenues, as well as trade accounts payable, obligations under operating leases and all other accrued obligations and liabilities incurred in the ordinary course of business;

“Funded Debt to Capitalization Ratio” means the ratio of Funded Debt to the sum of Funded Debt and shareholders’ equity (with shareholders’ equity being calculated including Subordinated Debt), provided that for the purposes of calculating this ratio:

(a)	the mark-to-market value of Hedging Agreements relating to obligations for monies borrowed or raised in US Dollars (i) if positive, will be deducted from Funded Debt and (ii) if negative, will be included in Funded Debt;

(b)	cash and cash equivalents will be deducted from Funded Debt to the extent that the requirements of Section 10.2(b) are met, but only up to an aggregate amount not exceeding $50,000,000;

(c)	preferred shares redeemable in cash at the option of the issuer with no possibility of redemption prior to the Revolving Facility Maturity Date or convertible in shares of another class at the option of the issuer or holder thereof may be included in shareholders’ equity (and excluded from Funded Debt) even if they are treated as liabilities under GAAP; and

(d)	other adjustments in shareholders equity as a result of changes in GAAP which came into effect on January 1, 2011 will not reduce shareholders equity for the portion thereof that is not in excess of $225,000,000;

“GAAP” means generally accepted accounting principles in Canada (including the International Financing Reporting Standards to the extent applicable) which are in effect from time to time (subject however to Section 1.6(b));

“Guarantee” means any obligation or arrangement, contingent or not, directly or indirectly (i) guaranteeing any liability or indebtedness of any Person, or (ii) protecting a creditor of any Person from a loss in respect of any such liability or indebtedness, or (iii) intended to ensure that any Person will maintain certain financial conditions such as financial ratios or solvency or liquidity requirements, or (iv) having the same economic effect as any of the foregoing;

“Hedging Agreement” means any foreign exchange contract, interest rate hedging contract and any other financial contract or arrangement capable to protect a Credit Party against fluctuations in currencies, interest rates, commodities or, in connection with Equity Derivatives, equity securities;

“Hedging Creditor” has the meaning given to such term in Section 10.5;

“Initial Credit Agreement” has the meaning given to such term in the Recitals;

“Initial Term Lenders” means CoBank, ACB, and, after giving effect to the partial assignment to occur on the Effective Date, also American AgCredit, PCA;

“Interest Coverage Ratio” means the ratio of EBITDA to Interest Expense for the period EBITDA has been calculated;

“Interest Expense” means, for any period, the aggregate amount of interest and other financing expenses during such period, net of interest income, in each case determined in accordance with GAAP, but (i) including interest and other financing charges which have been capitalized, but however (ii) excluding amortization of financing expenses and debt discount or premium, deferred gains or losses on the translation of any long-term debt payable in foreign currency or non-recurrent upfront and financing costs, (iii) excluding unrealized gains or losses arising from Hedging Agreements, (iv) excluding any gain or loss arising from any refinancing, repurchase or extinguishment of Funded Debt, and (v) excluding the non-cash portion of the net interest expense related to the net position of defined benefit liability (asset);

“Issuing Lender” means, in respect of any Tranche, the Revolving Lender who is the Swingline Lender under such Tranche, provided that Cascades will be entitled with the consent of the Administrative Agent to replace an Issuing Lender by another Revolving Lender who has a Commitment under the applicable Tranche and is willing to issue Letters of Credit;

“Laws” means, with respect to any Person, property, transaction or event, all present and future applicable laws, statutes, regulations, rules, orders, codes, treaties, judgments, awards, determinations and decrees of any legislative, governmental, regulatory, fiscal, administrative or monetary authority or of any competent court, in each case, of any applicable country or jurisdiction or supranational or international body or organization;

“Lenders” means, collectively, the Revolving Lenders and the Term Lenders;

“Letter of Credit” means a documentary or standby letter of credit or a letter of guarantee issued pursuant to this Agreement;

“Libor” means, with respect to any Libor Loan, the annual rate of interest determined by the Administrative Agent as being the average (rounded upwards to the nearest multiple of 0.01%) of the rates for deposits in US Dollars or in Euros (as applicable) in the London interbank market which is shown on the applicable page of the Reuters service as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period, or if such rate is not available, the annual rate (rounded up to the nearest 0.01%) which the Administrative Agent is prepared to offer in the London interbank market for taking deposits in U.S. Dollars or Euros (as applicable) at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period; provided that if any annual rate so determined is a negative rate (below zero percent), then in such case Libor for the applicable Libor Loan will be deemed equal to zero percent for the period of such Loan;

“Libor Loan” means a loan denominated in US Dollars or in Euros bearing interest at Libor for US Dollars or Euros, as applicable, plus the Applicable Margin;

“Lien” means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

“Majority Lenders” means any group of Lenders whose Commitments amount in the aggregate to more than 50% of the aggregate amount of the Facilities, provided that (i) with respect to a matter which adversely affects the Lenders under a Facility or a Tranche of the Revolving Facility differently from the Lenders generally, the Majority Lenders must also include Lenders whose Commitments under such Facility or Tranche amount in the aggregate to more than 50% of said Facility or Tranche, and (ii) with respect to a matter which only affects the Lenders under a Facility or Tranche, the calculation of the Majority Lenders will exclude the Commitments under the other Facility or Tranche, provided for greater certainty that, in each case, any Voting Participant will have, in the determination of the Majority Lenders, the voting rights identified in Section 19.4;

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (absolute or contingent) or prospects of the Credit Parties taken as a whole, (ii) a material adverse effect on the ability of Cascades or of the Credit Parties taken as a whole to perform their obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;

“Net Tangible Assets” means, in respect of Cascades, total assets, after deducting current liabilities and non-controlling interests, and less, to the extent otherwise included in total assets, the amounts of (without duplication) (i) reevaluations and other write-ups of assets subsequent to June 30, 2015, and (ii) goodwill and other intangible assets, in each case calculated on an Adjusted Consolidated Basis;

“Non-Designated Subsidiaries” means the Subsidiaries of Cascades (other than Borrowers and non-Credit Parties) that are not Designated Subsidiaries;

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;

“Permitted Liens” means:

(a)	Liens imposed or arising by operation of law, in each case, in respect of obligations which have not been enforced or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

(b)	pledges or deposits made in the ordinary course of business in connection with bids, or tenders or to obtain performance bonds or to comply or ensure compliance with the requirements of any law or regulation applicable to a Credit Party or its business or assets;

(c)	Liens granted by Credit Parties incorporated in a member state of the European Union on their accounts receivable and inventory not subject to the Security and securing credit facilities made available to such Credit Parties in an aggregate amount at any time not exceeding $ ;

(d)	Liens (other than Liens permitted pursuant to paragraph (e) below) securing obligations incurred in connection with the purchase or the lease of any real or immovable property, improvement thereto and equipment or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property so purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed for all Credit Parties the greater of $ and % of the Net Tangible Assets of Cascades and provided further that no such property is part of Charged Fixed Assets or is material to the operations of such assets;

(e)	Liens existing on the date hereof and listed in the Permitted Liens list dated February 10, 2011 delivered to the Administrative Agent on that date and any renewal, extension or replacement of any such Lien provided that no such renewal, extension or replacement may extend to property other than that initially charged by such Lien and that the aggregate of all outstanding amounts secured by Liens permitted under this paragraph does not at any time exceed $ and provided further that no property charged by such Liens is part of Charged Fixed Assets or is material to the operation of such assets ;

(f)	Liens securing loans and advances made by a Credit Party to another Credit Party, provided such loans and advances are subject to the Security;

(g)	Liens securing obligations under a Securitization or Factoring Program, provided that such Liens charge only accounts receivable sold pursuant to such program; and

(h)	Liens by way of deposits or pledges of segregated property consisting of cash and cash equivalents (including marketable securities) to secure obligations under (i) Hedging Agreements with counterparties other than Hedging Creditors, and (ii) Equity Derivatives with counterparties who are Revolving Lenders, provided that the aggregate value of the property subject to all such Liens does not at any time exceed $ ;

(i)	Liens granted by Cascades Canada ULC to Metauro Group Holdings Inc. securing the $ balance of purchase price payable by Cascades Canada ULC to Metauro Group Holdings Inc. pursuant to the terms of the share purchase agreement dated as of November 27, 2015 between Cascades Canada ULC, Metauro Group Holdings Inc., Albino Metauro and Anthony Metauro; and

(j)	Liens granted in favour of Term Lenders who are Farm Credit Institutions on the Farm Credit Equities and securing the obligations of Cascades US to such Term Lenders under the Term Facility;

“Person” means any natural person, legal person, corporation, company, partnership, joint venture, unincorporated organization, business trust or any other entity;

“Plan” means an employee benefit or other plan established or maintained by a Credit Party or any ERISA Affiliate and that is covered by Title IV of ERISA;

“Prime Rate” means, for any day, the greater of:

(a)	the annual rate of interest established by the Administrative Agent (or the Swingline Lender concerned where Section 2.9 applies) as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

(b)	the CDOR Rate for bankers’ acceptances with a period of one month, plus %;

“Prime Rate Loan” means a loan denominated in Dollars bearing interest at the Prime Rate, plus the Applicable Margin;

“Revolving Facility” means the revolving facility made available to the Borrowers pursuant to Section 2.1, by way of Tranche A and Tranche B;

“Revolving Facility Maturity Date” means July 7, 2022, or such subsequent date as may be agreed on pursuant to Section 2.15;

“Revolving Lenders” means each of the Persons having executed this Agreement as Revolving Lender and any other Person who becomes a Revolving Lender pursuant to an assignment or a designation made in accordance with Section 20.4 or Section 20.5;

“Securitization or Factoring Program” means any securitization or factoring program providing for the sale of accounts receivable of any Credit Party, provided for greater certainty that no such program may permit borrowings against the value of accounts receivable;

“Security” means the security, the guarantees and the loss payee designations contemplated in Article 10;

“Security Documents” means any document or agreement evidencing or relating to the Security, including any subordination agreement contemplated herein;

“Solvent” means, with respect to any Person, that as of the date of determination such Person is “solvent” within the meaning given to that term and similar terms under applicable Laws including laws relating to voidable transactions or fraudulent transfers or conveyances;

“Special Purpose Investments” has the meaning given to such term in Section 2.3(a);

“Subordinated Debt” means any obligation of Cascades which is fully subordinated and postponed to the obligations of the Credit Parties to the Revolving Lenders, the Hedging Creditors, Credit Card Creditors, the Term Lenders, the Hedging Agreements and credit card obligations (respectively), and that the Administrative Agent and the Term Facility Agent, acting with the consent of the Majority Lenders, has agreed in writing to consider as such for the purposes of this Agreement;

“Subsidiary” means a Person that is under the Control of another Person;

“Swingline Lender” means, in respect of Tranche A, The Bank of Nova Scotia as Revolving Lender and in respect of Tranche B, Comerica Bank as Revolving Lender, provided that the Borrower concerned will be entitled with the consent of the Administrative Agent to replace a Swingline Lender by another Revolving Lender who agrees to become a Swingline Lender and has a Commitment under the applicable Tranche;

“Term Facility” means the term facility made available to Cascades US pursuant to Section 2.2;

“Term Facility Agent” means American AgCredit, PCA or any successor administrative agent appointed pursuant to Section 18.13;

“Term Facility Agent’s Office” means the office of the Term Facility Agent designated by it from time to time as its administrative office for the purposes hereof, after notice to the Term Lenders;

“Term Facility Maturity Date” means December 31, 2025;

“Term Lenders” means each of the Persons having executed this Agreement as Term Lender and any other Person who becomes a Term Lender pursuant to an assignment made in accordance with Section 20.4;

“Tranche” means any of Tranche “A” and Tranche “B”; “Tranche A” means the portion of the Revolving Facility made available as Tranche A as provided in Section 2.1; “Tranche B” means the portion of the Revolving Facility made available as Tranche B as provided in Section 2.1;

“US Base Rate” means, for any day, the greater of:

(a)	the annual rate of interest established by the Administrative Agent (or the Swingline Lender concerned where Section 2.9 applies) as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada (in the case of US Base Rate Loans made under Tranche A) or made in New York City (in the case of US Base Rate Loans made under Tranche B or the Term Facility), but in each case, not less than zero percent;

(b)	the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), ; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Administrative Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York; and

(c)	but only in the case of US Base Rate Loans made under Tranche B or the Term Facility, the Libor that would apply on such day for a period of one month, ;

“US Base Rate Loan” means a loan denominated in US Dollars and bearing interest at the US Base Rate, plus the Applicable Margin;

“US Dollar” and the symbol “US$” mean lawful money of the United States of America;

“US Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States, as amended from time to time;

“Voting Participant” has the meaning given to such term in Section 20.4(h);

1.3	Designated Subsidiaries

(a)	The Subsidiaries of Cascades listed in Schedule B hereof are hereby designated as Designated Subsidiaries.

(b)	Cascades may designate any other of its Subsidiaries that is a Credit Party (other than a Borrower) as a Designated Subsidiary upon giving prior notice to the Administrative Agent, the Collateral Agent and the Term Facility Agent specifying the date of effectiveness of the designation (which must be after the date of the notice). Any such designation will be effective on the date specified in the notice and no such designation may be cancelled or revoked.

(c)	Each Designated Subsidiary must be at all times a wholly-owned Subsidiary of Cascades and must provide Security as and to the extent required by Article 10.

(d)	Cascades covenants that the Non-Designated Subsidiaries will include no Subsidiary of Cascades who is directly or indirectly liable for the payment of obligations under any of the Cascades Indentures or Funded Debt issued thereunder.

1.4	Additional Borrowers

(a)	Cascades may designate any of its wholly-owned Subsidiary as an additional Borrower (“Additional Borrower”) under the Revolving Facility upon giving to the Administrative Agent, the Collateral Agent and the Term Facility Agent a prior notice of such designation, such notice to be accompanied by an accession agreement executed by the Additional Borrower, Cascades and such Subsidiary whereby the latter will agree to become a Borrower and to be bound by the provisions of this Agreement.

(b)	Any Additional Borrower so designated must be incorporated under the laws of Canada or a province thereof (in which case it will be an Additional Borrower but under Tranche A only) or under the laws of a state of the United States of America (in which case it will be an Additional Borrower but under Tranche B only).

(c)	Any such designation will be effective when the Administrative Agent confirms to Cascades and the Revolving Lenders that the following documents have been received by the Administrative Agent to its satisfaction: (i) the constitutive documents of the Additional Borrower and a certificate as to its legal existence, (ii) a resolution of the board of directors of the Additional Borrower evidencing the authority of the Persons acting on behalf of the Additional Borrower, (iii) an amendment to the Security Documents to the effect that they also secure the obligations of the Additional Borrower, (iv) a legal opinion from counsel to the Additional Borrower relating to such matters as the Administrative Agent and the Collateral Agent may reasonably require, and (v) a confirmation by each Revolving Lender that it has received the information requested by it pursuant to Section 12.3 to comply with its “know your customer” obligations in respect of the Additional Borrower.

1.5	Currency Conversions

Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the spot rate announced by the Bank of Canada in accordance with its normal practices at or around 16:30 pm on the previous Business Day for the relevant currency against the other currency (or vice versa). If the Bank of Canada does not announce such a rate, then the Administrative Agent, the Term Facility Agent or the Issuing Lender concerned (as applicable) will use the spot rate available from the Bloomberg service, or if such rate is not available, its own spot rate or, if it does not have its own rate, a rate it determines to be reasonable;

1.6	GAAP, Calculations and Historical Adjustments

(a)	Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made and financial statements must be prepared in accordance with GAAP insofar as applicable, and (iii) financial ratios must be calculated on an Adjusted Consolidated Basis.

(b)	In the event of a change in GAAP having a material effect on the intent or the application of the provisions of this Agreement which are of a financial nature, Cascades, the Administrative Agent and the Term Facility Agent, at the request of either of them, will use reasonable efforts to negotiate amendments to the affected provisions in order to preserve their original intent or to facilitate their application provided that all such amendments will be subject to Article 19. Should no such amendments be agreed on by Cascades and the Lenders within 120 days from any such request, then the affected provisions will be applied as if the change in GAAP giving rise to the request had not occurred.

(c)	If any business is acquired, discontinued or disposed of during any period in respect of which EBITDA or Interest Expense has to be calculated, the historical financial results of such business will be included or excluded (as applicable) in the relevant calculations for that period as if the acquisition, disposition or discontinuance had occurred on the first day of said calculation period, but with such adjustments to said historical results as may be made by Cascades and are acceptable to the Majority Lenders.

1.7	Time

Except where otherwise indicated, any reference to time means local time in Montreal.

1.8	Headings and Table of Contents

The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.9	Governing Law and Jurisdiction

(a)	This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

(b)	Any legal proceedings arising out of this Agreement may be instituted in the Superior Court of the district of Montreal (Quebec) and the parties submit to the non-exclusive jurisdiction of such court and any appellate court thereof.

1.10	Previous Agreements

This Agreement supersedes any previous agreement in connection with the Facilities.

1.11	Inconsistency

In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

Article 2 – The Facilities

2.1	The Revolving Facility

(a)	Amount of the Revolving Facility

The Revolving Lenders, individually, and not solidarily (and not jointly and severally), agree to make available to the Borrowers a revolving credit facility (the “Revolving Facility”) in an aggregate maximum amount at any time not exceeding the total of the Commitments under the Revolving Facility in effect at such time. As of the date hereof, the Commitment of each Revolving Lender under the Revolving Facility is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Revolving Lenders with respect to the Revolving Facility aggregate to $750,000,000. The Revolving Facility is available in two tranches, Tranche A and Tranche B, as follows:

(i)	Tranche A, in the amount of $250,000,000 on the date hereof, is available to Cascades and, as the case may be, any Additional Borrower in the proportion as to each Revolving Lender of its Commitment under Tranche A; and

(ii)	Tranche B, in the amount of $500,000,000 on the date hereof, is available to Cascades US and, as the case may be, any Additional Borrower in the proportion as to each Revolving Lender of its Commitment under Tranche B.

(b)	Reallocation among Tranches

(iii)	Upon giving not less than ten Business Days prior notice to the Administrative Agent, Cascades may change the allocations among Tranches set out in Section 2.1 (and, accordingly, the resulting available amounts of Tranche A and Tranche B), in multiples of $5,000,000;

(iv)	Any reallocation will result in a corresponding change in the amounts of the Commitments of the Revolving Lenders under Tranche A and Tranche B, in order that the percentage of each Revolving Lender’s Commitment under any Tranche be in the same percentage as under the Revolving Facility, subject however to the adjustments giving effect to the fact that the Lender who is the Swingline Lender under Tranche B has a Commitment under Tranche B only (which Commitment cannot be reallocated to Tranche A) ;

(v)	Reallocations will be effective on the first Business Day of the quarter following the expiry of said ten-day notice period. Any reallocation will remain in effect until the effective date of any subsequent reallocation replacing same;

(vi)	No reallocation will be effective if, after giving effect thereto, the outstanding Borrowings under any Tranche would exceed on the intended effective date of such reallocation the intended new amount of such Tranche.

2.2	The Term Facility

The Term Lenders, individually, and not solidarily (and not jointly and severally), agree to make available to Cascades US a non-revolving term facility (the “Term Facility”) in an aggregate maximum amount at any time not exceeding the total of the Commitments under the Term Facility in effect at such time. As of the date hereof, the Commitment of each Term Lender under the Term Facility is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Term Lenders with respect to the Term Facility aggregate to US$175,000,000.

2.3	Purpose of the Facilities

(a)	The Borrowers will use the Revolving Facility for general corporate purposes.

(b)	Cascades US will use the Term Facility solely to finance or refinance investments made by Cascades US, provided that such investments (i) are or were made in order to allow existing mills owned by Cascades US to utilize waste and waste product (including mixed paper post-consumer materials and old corrugated containers) as inputs for their operations and (ii) are or were made in mills owned by Cascades US that are located in the United States of America in rural areas with populations of no more than 20,000 people (collectively, the “Special Purpose Investments”).

2.4	Availability and Borrowing Options under the Revolving Facility

(a)	The Revolving Facility will revolve and, accordingly, Borrowings may be obtained, repaid and re-borrowed by any Borrower under the applicable Tranche until the Revolving Facility Maturity Date. Any Borrower under the applicable Tranche may use such Tranche without the concurrence of notice to any other Borrower.

(b)	Borrowings may be obtained by Cascades (or any Additional Borrower) under Tranche A in the form of:

(i)	Prime Rate Loans;

(ii)	Acceptances;

(iii)	US Base Rate Loans;

(iv)	Libor Loans in US Dollars or Euros; and

(v)	Letters of Credit;

(c)	Borrowings may be obtained by Cascades US (or any Additional Borrower) under Tranche B in the form of:

(i)	US Base Rate Loans;

(ii)	Libor Loans in US Dollars; and

(iii)	Letters of Credit.

2.5	Availability and Borrowing Options under the Term Facility

(a)	The Term Facility will not revolve and amounts repaid or prepaid may not be re-borrowed. Outstanding Borrowings may however be renewed or converted into the other form of Borrowings permitted under Section 2.5(b), as provided in Section 2.12.

(b)	The Term Facility is available by way of US Base Rate Loans or Libor Loans in US Dollars. The Term Facility must be used in one single drawdown to occur on the Effective Date. Any portion of the Term Facility which remains undrawn on such date will cease to be available and will be cancelled.

2.6	Borrowing Base Limitations

The Borrowers must ensure that all outstanding Borrowings under the Facilities (expressed in Dollars) will not at any time exceed the lesser of the amount at such time of the Facilities and the Borrowing Base. Accordingly, no Borrower may request a Borrowing under the Revolving Facility if the making of such Borrowing would result in such limit being exceeded.

2.7	Borrowings Proportionate to Commitments

(a)	Each Borrowing under the Revolving Facility will be made through the Administrative Agent at the applicable Branch of Account and will be allocated by the Administrative Agent among the Revolving Lenders approximately in the proportion of their respective Commitments under the relevant Tranche subject however to the provisions of Section 2.9 (Swingline Utilizations) and of Article 5 (Letters of Credit).

(b)	The Borrowing under the Term Facility will be made through the Term Facility Agent at the applicable Branch of Account and will be allocated by the Term Facility Agent among the Term Lenders in the proportion of their respective Commitments under the Term Facility.

2.8	Notice of Borrowings

To obtain a Borrowing (other than a Letter of Credit), the Borrower concerned must give a notice to the Administrative Agent or the Term Facility Agent, as applicable, specifying:

(a)	the applicable Facility;

(b)	to the extent applicable, the applicable Tranche;

(c)	the selected form of Borrowing;

(d)	the amount of the Borrowing, with a minimum of (i) $5,000,000 (or US$5,000,000 or Euros 5,000,000 as the case may be) per Borrowing under Tranche A, and (ii) US$5,000,000 per Borrowing under Tranche B or the Term Facility, subject to Section 2.5(b);

(e)	the date of the Borrowing, which must be a Business Day; and

(f)	to the extent applicable, the period of the Borrowing described in Section 4.1(a).

The notice must be given by telephone not later than 11:00 a.m. two Business Days prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule C or in any other manner as may be agreed between the Administrative Agent or the Term Facility Agent (as applicable) and the relevant Borrower.

2.9	Swingline Utilizations

(a)	The notice and minimum amount requirements otherwise applicable to Borrowings do not apply to Borrowings under the Revolving Facility in the form of Prime Rate Loans or US Base Rate Loans (as applicable) obtained from any Swingline Lender by way of overdrafts in accounts opened and pursuant to agreements made for such purposes with the applicable Swingline Lender, up to a maximum outstanding amount not exceeding $50,000,000 in Tranche A and $47,500,000 in Tranche B. Any cheque or payment instruction or debit authorization from the Borrower concerned and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in an amount that is sufficient to cover the overdraft.

(b)	Such accounts may include accounts of the Borrower concerned and of other Credit Parties in respect of which set-off and netting arrangements have been made with the applicable Swingline Lender, including any notional account reflecting any such arrangements. The outstanding Borrowings owed to any Swingline Lender may be calculated after giving effect to said arrangements.

(c)	The Administrative Agent may permit that Prime Rate Loans and US Base Rate Loans (as applicable) under Tranche A or Tranche B be owing to the Revolving Lenders in proportions other than those of their respective Commitments under Tranche A or Tranche B, as applicable. However, the Administrative Agent may from time to time, and will at the request of the applicable Swingline Lender (which may be made at any time), make adjustments among the Revolving Lenders under any Tranche so that all Borrowings under such Tranche be approximately in the proportion of the respective Commitments of the Revolving Lenders (including the Swingline Lender) under said Tranche.

(d)	For greater certainty, (i) this Section 2.9 does not authorize the Administrative Agent to allow that Borrowings owing to a Revolving Lender (other than a Swingline Lender) under any Tranche exceed the amount of the Commitment of such Revolving Lender under such Tranche, and (ii) the aggregate amount of the Borrowings outstanding under any Tranche (including Borrowings from the applicable Swingline Lender) may not exceed the amount of such Tranche, as determined pursuant to Section 2.1.

2.10	Funding

(a)	At the request of the Administrative Agent, (including following a request from a Swingline Lender), each Revolving Lender will promptly pay to the Administrative Agent such Revolving Lender’s share of any Borrowing made or to be made by the Administrative Agent on behalf of the Revolving Lenders under the Revolving Facility and of any adjustment payable pursuant to Section 2.9(c). The Administrative Agent will provide the Revolving Lenders with such information as may be necessary in order for the Revolving Lenders to make payments to the Administrative Agent and fund their respective shares of any Borrowing under the Revolving Facility.

(b)	At the request of the Term Facility Agent, each Term Lender will promptly pay to the Term Facility Agent such Term Lender’s share of any Borrowing made or to be made by the Term Facility Agent on behalf of the Term Lenders under the Term Facility. The Term Facility Agent will provide the Term Lenders with such information as may be necessary in order for the Term Lenders to make payments to the Term Facility Agent and fund their respective shares of any Borrowing under the Term Facility.

(c)	Any amount to be paid by a Lender to the Administrative Agent or the Term Facility Agent, as applicable, must be available to the Administrative Agent at the Administrative Agent’s Office or the Term Facility Agent at the Term Facility Agent’s Office, respectively, by 2:00 p.m. on the applicable day. Any amount to be disbursed by the Administrative Agent or the Term Facility Agent, as applicable, to a Borrower will be made available to the relevant Borrower by crediting such Borrower’s account at the applicable Branch of Account or at any other place to be agreed upon from time to time between the relevant Borrower and the Administrative Agent or the Term Facility Agent, as applicable.

2.11	Lender’s Failure to Fund

If a Lender fails to advance its share of any Borrowing and, despite such failure, the Administrative Agent or the Term Facility Agent, as applicable, advances such amount to a Borrower, the Administrative Agent or the Term Facility Agent, as applicable, may recover such amount from such Lender or, if it is unable to do so, from such Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form under the relevant Tranche or Facility. Nothing in this Section obliges the Administrative Agent or the Term Facility Agent, as applicable, to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.

2.12	Conversions and Renewals

(a)	A Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings owed by it under the applicable Facility or Tranche (as applicable) and renew Acceptances and Libor Loans owed by it, provided that (i) Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods and (ii) Letters of Credit may not be converted.

(b)	Sections 2.4 to 2.11 (other than 2.9) apply to a conversion or a renewal with such modifications as may be required.

(c)	Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances, (ii) Libor Loans in US Dollars will then become US Base Rate Loans, and (iii) Libor Loans in Euros under Tranche A will then become Prime Rate Loans.

(d)	Any conversion to Borrowings in another currency will be effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.

2.13	Limitations on Lender’s Obligation to Fund

Each Lender’s obligation to fund Borrowings is limited to such Lender’s Commitment under the relevant Facility or Tranche (as applicable), subject however to the agreements made with Swingline Lenders pursuant to Section 2.9(a). The obligations of the Lenders hereunder are not solidary (and are not joint and several) and no Lender is responsible for the obligations of any other Lender.

2.14	Increase of the Revolving Facility

(a)	At any time following the date of this Agreement but no later than the 180th day preceding the Revolving Facility Maturity Date and so long as the amount of the Revolving Facility has not been voluntarily reduced by Cascades (but solely pursuant to Section 7.5), Cascades may, by notice to the Administrative Agent, request an increase up to $250,000,000 in the amount of the Revolving Facility (in this Section an “increase”). The notice must specify:

(i)	the amount of the proposed increase, which must be a multiple of $10,000,000, provided that the aggregate amount of all increases made pursuant to this Section 2.14 may not exceed $250,000,000; and

(ii)	the allocation of the proposed increase among the Tranches.

(b)	Upon receipt of such notice, the Administrative Agent will offer to the Revolving Lenders to participate in the increase pro rata to their Commitments under the Revolving Facility. If some but not all of the Revolving Lenders accept the offer, then the Administrative Agent will offer to the Revolving Lenders who have then accepted a portion of the increase to participate in the remaining unaccepted portion of the increase pro rata to the Commitments of such Revolving Lenders under the Revolving Facility. If after such offers, any portion of the increase remains unaccepted, then Cascades will have the right to offer such portion to Persons who are not Revolving Lenders, provided that any offer to any such Person would qualify as an assignment of Commitment hereunder, as if such offer were an assignment.

(c)	If offers made pursuant to Section 2.14(b) have been accepted, the Agents, the Borrowers and the Revolving Lenders and other Persons who have accepted such offers will execute an amendment to this Agreement:

(i)	providing that each Person who has accepted to participate in the increase will have a Commitment under the Revolving Facility equal to the amount of its participation in the increase (or an additional Commitment in the Revolving Facility equal to such amount in the case of a Person who is already a Revolving Lender); and

(ii)	containing such other provisions as may be necessary to give effect to the increase including conditions precedent such as the absence of a Default and the delivery of legal opinions and corporate resolutions.

(d)	For greater certainty, (i) nothing in this Section is intended to commit any Revolving Lender to participate or the Administrative Agent to arrange for a participation in an increase, and (ii) the aggregate amount of all increases made pursuant to this Section 2.14 may not exceed $250,000,000. Notwithstanding any other provision of this Agreement, an amendment agreement giving effect to an increase under this Section 2.14 will not require the consent of Revolving Lenders other than those participating in the increase, any Swingline Lender and any Issuing Lender.

2.15	Extension of the Revolving Facility Maturity Date

(a)	Cascades may request that the Revolving Facility Maturity Date be extended for a one-year period by delivering to the Administrative Agent a written notice to that effect between April 1 and April 30 of each year (other than the year of the Revolving Facility Maturity Date). If all Revolving Lenders agree to the extension request within 60 days from the receipt of such notice, the Administrative Agent will notify Cascades of same and the Revolving Facility Maturity Date will be extended for a period of one year from its then current date. Subject to Section 2.15(b), unless all Revolving Lenders agree in writing to the extension request within said 60-day period, the Revolving Facility Maturity Date will not be extended.

(b)	If a group of Revolving Lenders whose Commitments amount in the aggregate to more than 66⅔% (but less than 100%) of the Revolving Facility have agreed to an extension of the Revolving Facility Maturity Date within the 60-day period specified in Section 2.15(a), the Administrative Agent will notify Cascades of same together with specifying the names of the Revolving Lenders who have not provided their consent with such 60-day period (the “declining Revolving Lenders”). After receipt of such notice and for a period of 45 days, Cascades will be entitled to exercise any of the following options (or a combination of them):

(i)	Cascades may require that any declining Revolving Lender assign its rights under the Revolving Facility to another Person who has agreed to assume the Commitment of such declining Revolving Lender and to consent to the extension, provided that no such assignment and assumption will be effective unless Section 20.4 be complied with and the consideration paid to such declining Revolving Lender for the assignment include all amounts owed to such declining Revolving Lender in respect of the Revolving Facility (plus breakage costs, if any);

(ii)	Cascades may cancel in its entirety the Commitment of any declining Revolving Lender under the Revolving Facility provided that no such cancellation will be effective unless all amounts owed to such declining Revolving Lender in respect of the Revolving Facility (plus breakage costs, if any) be paid to it.

(c)	If the Commitments of all declining Revolving Lenders under the Revolving Facility have been assumed or cancelled in accordance with Section 2.15(b) within the period of time therein specified, the Administrative Agent will notify the Revolving Lenders of same and the Revolving Facility Maturity Date will be extended for a period of one year from its then current date. However, if the Commitments of all declining Revolving Lenders in respect of the Revolving Facility have not been so assumed or cancelled within such period of time, the Revolving Facility Maturity Date will not be extended and the Administrative Agent will notify Cascades and the Revolving Lenders of same.

(d)	For greater certainty, if an extension request is not made during any particular year or does not give rise to an extension, such fact will not preclude Cascades from making an extension request during any subsequent year (other than the year of the Revolving Facility Maturity Date).

2.16	Increase of the Term Facility

(a)	At any time after the execution of this Agreement but no later than the 180th day preceding the Term Facility Maturity Date, Cascades US may, by notice to the Term Facility Agent (with a copy to the Administrative Agent), request an increase up to US$200,000,000 in the amount of the Term Facility (in this Section an “increase”). The notice must specify:

(i)	the amount of the proposed increase, which must be a multiple of US$5,000,000, provided that the aggregate amount of all increases made pursuant to this Section 2.16 may not exceed US$200,000,000; and

(ii)	the names of the Persons who have accepted to participate in the increase and the allocation of same among them, provided that the Term Lenders have previously been offered to participate in the increase on a pro rata basis before such allocation is determined and provided further that if any participant is not already a Term Lender, said participant must qualify as a permitted assignee under Section 20.4 and its participation must meet the requirements of such Section as if the participation were an assignment made hereunder.

(b)	Promptly after the giving of such notice, the Agents, the Borrowers and the Term Lenders and other Persons who have accepted to participate in the increase will execute an amendment to this Agreement providing that:

(i)	The Term Facility will be increased by the amount of the increase and that the amounts drawn pursuant to the increase must be used for Special Purpose Investments, as provided in Section 2.3(b); and

(ii)	Each Person who has accepted to participate in the increase will have a Commitment under the Term Facility equal to the amount of its participation in the increase (or an additional Commitment under the Term Facility equal to such amount in the case of a Person who is already a Term Lender);

and containing such other provisions as may be necessary to give effect to the increase, including the time limit for the use of the increase, corresponding adjustments to the provisions of this Agreement on Special Purpose Investments and the conditions precedent to the effectiveness of the increase such as the absence of a Default, the delivery of legal opinions and corporate resolutions and a confirmation by the Term Lenders that they are satisfied with the manner in which the use of proceeds covenant of Section 2.3(b) will be observed.

(c)	For greater certainty, (i) nothing in this Section is intended to commit any Term Lender to participate or the Term Facility Agent to arrange for a participation in an increase, (ii) the aggregate amount of all increases under the Term Facility made pursuant to this Section 2.16 may not exceed US$200,000,000. Notwithstanding any other provision of this Agreement, an amendment agreement giving effect to an increase under this Section 2.16 will not require the consent of Term Lenders other than those participating in the increase.

Article 3 - Acceptances Under the Revolving Facility

3.1	Period and Amounts

Acceptances:

(a)	are for periods of one, two, three or six months (or such other periods agreed on by all Revolving Lenders), but must mature on a date which is a Business Day and which is no later than the Revolving Facility Maturity Date;

(b)	are denominated in Dollars, in multiples of $100,000 with a minimum of $5,000,000 per issue, provided that the Administrative Agent may round each Revolving Lender’s allocation of such issue to the nearest $100,000 increment;

(c)	constitute outstanding Borrowings for their face amount;

(d)	do not bear interest nor carry any days of grace; and

(e)	may be discounted by the Revolving Lenders for their own account or may be sold to third parties.

3.2	Disbursement

(a)	The amount to be disbursed to the Borrower concerned with respect to Acceptances discounted by the Revolving Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

(b)	In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, the Borrower concerned must, concurrently with such issue, pay to the Administrative Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Administrative Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3	Power of Attorney

(a)	Upon any issue of Acceptances, each Revolving Lender is authorized to sign, complete, endorse and deliver on behalf of the Borrower concerned the Acceptances to be so issued and to do all things necessary or useful in order to facilitate such issuance. The Administrative Agent is also authorized to make the necessary arrangements for the negotiation of Acceptances intended to be sold on the money market.

(b)	In the case of an issue of Acceptances by way of promissory notes to the order of Revolving Lenders who do not customarily accept banker’s acceptances (as provided in paragraph (b) of the definition of Acceptances), the Borrower concerned will be deemed to have issued the corresponding notes to such Revolving Lenders, without the necessity of physical execution and delivery of any note.

3.4	Depository Bills

A Revolving Lender who accepts Acceptances that are “depository bills” within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the CDS Clearing and Depository Services Inc. and such Acceptances may be dealt with in accordance with the rules and procedures of such entity.

3.5	Availability

(a)	The availability of Acceptances (including by way of conversions or renewals) is subject (i) to funds being available for such purpose in the Canadian money market and the CDOR Rate being available, and (ii) with respect to any Revolving Lender, such Revolving Lender not having advised the Administrative Agent and Cascades that the Discount Rate is less than its effective funding cost for Acceptances issued by Cascades to be sold on the Canadian money market. The Administrative Agent will notify Cascades if Acceptances cease to be so available (either generally or with any particular Revolving Lender) as well as when availability resumes. For so long as Acceptances are not available with any particular Revolving Lender, Borrowings with such Revolving Lender that otherwise would have been made by way of Acceptances will be made by way of Prime Rate Loans, notwithstanding Section 2.7.

(b)	The Borrowers under Tranche A must ensure that no more than ten different issues of Acceptances be outstanding at any time, provided that on an occasional basis the Administrative Agent may permit such limit to be exceeded.

Article 4 - Libor Loans

4.1	Amounts and Periods

(a)	Libor Loans may be obtained for periods of one, two, three or six months (or such other periods agreed on by all Revolving Lenders or all Term Lenders, as applicable), but must mature on a Business Day which is not later than the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable;

(b)	Libor Loans must be for a minimum amount of (i) US$5,000,000 (or 5,000,000 Euros) under Tranche A, (ii) US$5,000,000 under Tranche B and (iii) US$5,000,000 under the Term Facility; and

(c)	The Borrowers must ensure that no more than (i) ten different Borrowings by way of Libor Loans be outstanding at any time under the Revolving Facility and (ii) three different Borrowings by way of Libor Loans be outstanding at any time under the Term Facility, provided that on an occasional basis the Administrative Agent or the Term Facility Agent, as applicable, may permit such limit to be exceeded.

4.2	Changed Circumstances

If a Lender determines that:

(a)	it is unable to obtain US Dollars or Euros in the London inter-bank market, as applicable,

(b)	a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor Loans in US Dollars or in Euros, as applicable, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans in US Dollars or in Euros, or

(c)	Libor is less than its effective funding cost for making or maintaining Libor Loans in the applicable currency,

the affected Lender may so notify the Administrative Agent where such Lender is a Revolving Lender, or the Term Facility Agent where such Lender is a Term Lender, and the Borrowers concerned and no Libor Loans (including by way of conversions or renewals) in the applicable currency may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans in US Dollars or Euros, as applicable, will be made by way of US Base Rate Loans or Prime Rate Loans (respectively) notwithstanding Section 2.7.

4.3	Conversion Prior to Maturity

If it becomes unlawful or prohibited for a Lender to maintain Libor Loans in US Dollars or in Euros, all Libor Loans owed to such Lender in US Dollars or Euros will become US Base Rate Loans or Prime Rale Loans respectively on the date of the notice given pursuant to Section 4.2.

4.4	Libor Successor Rate

(a)	If at any time the Administrative Agent or the Term Facility Agent determines that (i) the circumstances set forth in Section 4.2 have arisen and such circumstances are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.2 have not arisen but the administrator of the Libor or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Libor will no longer be used for determining interest rates for loans, then the Administrative Agent, the Term Facility Agent and the Borrowers will negotiate in good faith to establish an alternate rate of interest to the Libor that is, at such time, broadly accepted as the prevailing recommended market practice for syndicated loans of this type and the application of which is administratively feasible for both the Administrative Agent and the Term Facility Agent; provided that, if at any time such alternate rate of interest is less than zero, such rate will then be deemed to be zero.

(b)	Upon the Borrowers, the Term Facility Agent and the Administrative Agent agreeing on such a rate, the Borrowers and all Lenders will enter into documentation to amend the provisions hereof to refer to such rate and make all other adjustments incidental thereto, provided that such amendment will require the consent of the Majority Lenders, notwithstanding anything contrary set forth in Section 19.2.

(c)	After a determination made pursuant to Section 4.4(a), until an alternate rate of interest becomes in effect in accordance with this Section 4.4, any request for a Libor Loan or any request to convert or continue any Borrowing as a Libor Loan will be ineffective, and the Borrowers must repay any outstanding Libor Loan or convert it as a US Base Rate Loan.

Article 5 - Letters of Credit Under the Revolving Facility

5.1	Availability

Letters of Credit will be issued by the applicable Issuing Lender in Dollars, US Dollars, Euros or any other freely tradable currency acceptable to such Issuing Lender, for such transactions and on such terms and conditions as are mutually agreed upon between the Borrower concerned and the applicable Issuing Lender and are not inconsistent with the provisions of this Article 5. Letters of Credit are available only up to an aggregate outstanding amount (expressed in Dollars) at any time not exceeding, in respect of any Tranche, 20% of the amount of such Tranche. The applicable Issuing Lender will notify the Administrative Agent of any request for the issuance of a Letter of Credit.

5.2	Maturity of Letters of Credit

No Letter of Credit may have at any time a remaining term exceeding 365 days from such time or extending beyond the 180th day following the Revolving Facility Maturity Date.

5.3	Borrowings

(a)	Any Letter of Credit constitutes from the date of its issue an outstanding Borrowing under the applicable Tranche in a principal amount equal to the maximum amount of the obligation of the applicable Issuing Lender. Any Issuing Lender will notify the Administrative Agent of the issue of any Letter of Credit at least one Business Day prior to the date of such issue.

(b)	For greater certainty, if Letters of Credit under any Tranche are outstanding on the Revolving Facility Maturity Date or on any other date the Borrowings hereunder become due, the aggregate amount of such outstanding Letters of Credit must be prepaid on such date by the Borrower concerned to the Administrative Agent (for the account of the applicable Issuing Lender). However, if any such Letter of Credit expires or is cancelled without having been drawn, the amount prepaid in respect of same will be reimbursed to the Borrower concerned but only if no indebtedness of the Borrowers hereunder is due and payable; otherwise, any such amount will be remitted to the Administrative Agent to be applied to such indebtedness.

5.4	Payments under Letters of Credit

(a)	Any amount paid by an Issuing Lender under a Letter of Credit issued under Tranche A (and not repaid on the same day or already prepaid) will constitute, as of the date of payment, a Prime Rate Loan, if the payment is made in Canadian Dollars or in a currency other than the US Dollar, and a US Base Rate Loan if the payment is made in US Dollars. Any amount paid by an Issuing Lender under a Letter of Credit issued under Tranche B (and not repaid on the same day or already prepaid) will constitute, as of the date of payment, a US Base Rate Loan. Any such Loan will be allocated among the Revolving Lenders pro rata to their respective Commitments under the applicable Tranche. Each Revolving Lender must fund such loan by remitting to the Administrative Agent (for the account of the applicable Issuing Lender) the amount of its share of such loan. The provisions of Section 2.11 will apply in the event of non-disbursement by a Revolving Lender.

(b)	If an Issuing Lender has paid an amount under a Letter of Credit in a currency other than the currency of the resulting Loan, such amount will be converted into the applicable currency on the date of payment.

5.5	Indemnity

The Borrower concerned will reimburse and indemnify the Agents, any Issuing Lender and the Revolving Lenders in respect of any reasonable cost, loss or damage incurred or suffered by them in connection with Letters of Credit or litigation relating thereto (including proceedings to restrain an Issuing Lender from making or to compel it to make a payment), including reasonable legal fees and other costs of litigation, except for any cost, loss or damage resulting from the wilful misconduct or gross negligence of any Agent, any Issuing Lender or the Revolving Lenders.

5.6	I.C.C. Rules

Unless otherwise provided in this Agreement or in any agreement relating to their issue, Letters of Credit are governed by the Uniform Customs and Practice for Documentary Credits (I.C.C. Publication 600, 2007 revision).

Article 6 - Fees And Interest

6.1	Letter of Credit Fees

The Borrower concerned must pay a fee for each Letter of Credit. The fee for each Letter of Credit which is either a non-documentary letter of credit or a letter of guarantee will be at an annual rate equal to the Applicable Rate. The fee for each documentary Letter of Credit will be determined on the basis of the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit. Fees are calculated on the face amount of each Letter of Credit for the number of days included in the period of same. Any such fee must be paid to the Administrative Agent quarterly in arrears on the first Business Day of each calendar quarter (commencing with the quarter of the issue of the relevant Letter of Credit), for distribution to the Revolving Lenders pro rata to their Commitments under the relevant Tranche. Concurrently with the payment of any such fee, the Borrower concerned must also pay to the applicable Issuing Lender, for its own account, a fronting fee at an annual rate equal to          %, calculated as aforesaid.

6.2	Administrative Charges with respect to Letters of Credit

The Borrower concerned must pay to the applicable Issuing Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of such Issuing Lender.

6.3	Standby Fee

Cascades must pay to each Revolving Lender, through the Administrative Agent, a standby fee on the unused portion of such Revolving Lender’s Commitment. The standby fee will be calculated daily from the most recent date on which it has been paid under the Initial Credit Agreement. The stand-by fee will be calculated for any day at the Applicable Rate and will be payable quarterly in arrears on the first Business Day of the following quarter.

6.4	Acceptance Fees

Upon the issue of any Acceptance, Cascades must pay to the relevant Revolving Lender (or to the Administrative Agent for the account of such Revolving Lender) an acceptance fee at an annual rate equal to the Applicable Rate. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same. Any such payment may be made in the manner provided in Section 3.2(a).

6.5	Other Fees

Cascades and Cascades U.S. must pay, on the Effective Date, the fees specified in separate agreements executed prior to this Agreement. The annual agency fee payable to the Administrative Agent will continue to be payable in accordance with the agency fee letter executed by Cascades prior to the date of this Agreement.

6.6	Interest on Prime Rate Loans

Prime Rate Loans bear interest until they are converted or repaid in full (both before and after any Event of Default or judgment) at the Prime Rate in effect from time to time, plus the Applicable Margin. The interest is payable by the Borrower concerned monthly in arrears on the first Business Day of the following month.

6.7	Interest on US Base Rate Loans

US Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the US Base Rate in effect from time to time, plus the Applicable Margin. The interest is payable by the Borrower concerned monthly in arrears on the first Business Day of the following month.

6.8	Interest on Libor Loans

Each Libor Loan bears interest at the Libor applicable to each such loan, plus the Applicable Margin. The interest is payable by the Borrower concerned at the maturity of the period of the loan or, if the period of such loan is more than three months, at three-month intervals during the period of the loan.

6.9	Calculation of Interest Rates

(a)	Interest rates and fees calculated at the Applicable Margins or Rates are annual rates and are calculated daily on the basis of a 365-day year, except for (i) Libor Loans, (ii) US Base Rate Loans under Tranche A when paragraph (b) of the definition of US Base Rate applies to such loans, (iii) US Base Rate Loans under Tranche B and (iv) US Base Rate Loans under the Term Facility, where in each case rates are calculated on the basis of a 360-day year.

(b)	For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year).

6.10	Interest on Arrears

(a)	Any amount (other than an amount due on account of principal or interest) which is not paid when due will bear interest at the Prime Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in Dollars and at the US Base Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in US Dollars or any other currency (other than the Dollar).

(b)	Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

(c)	Interest on arrears is compounded monthly and is payable on demand.

Article 7 - Repayment, Prepayment and Reduction

7.1	Repayment of the Facilities

(b)	Cascades and any Additional Borrower under Tranche A must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche A on the Revolving Facility Maturity Date. Cascades US and any Additional Borrower under Tranche B must repay in full all outstanding Borrowings and pay all other amounts owing under Tranche B on the Revolving Facility Maturity Date.

(c)	Cascades US must repay the outstanding Borrowings under the Term Facility (i) until the Term Facility Maturity Date, by way of equal consecutive annual installments corresponding each to 3.00% of the drawdown amount of the Term Facility, payable on December 31 of each year commencing on December 31, 2019, and (ii) on the Term Facility Maturity Date, the remaining principal amount owing under the Term Facility and all other amounts owing in connection with the Term Facility.

7.2	Mandatory Prepayments

The Borrowers concerned must make to the Administrative Agent such prepayments as may be necessary to ensure (i) that all outstanding Borrowings under any Tranche (expressed in Dollars) will not at any time exceed the amount of such Tranche, and (ii) that the aggregate of all outstanding Borrowings under the Facilities (expressed in Dollars) will not at any time exceed the Borrowing Base. Any such prepayment will be applied by the Administrative Agent on Borrowings under the Revolving Facility as specified by the Borrower making the prepayment or otherwise as the Administrative Agent may determine to eliminate the excess.

7.3	Optional Prepayments

(a)	Prepayments may be made at any time on Borrowings outstanding under any of the Facilities. Any such prepayment of Borrowings under the Revolving Facility will not affect the right of any Borrower to re-borrow under the applicable Tranche up to its maximum available amount. Any such prepayment (except for a prepayment applied to overdraft utilizations pursuant to Section 2.9) must be in an amount of at least $2,000,000 or US$2,000,000 or 2,000,000 Euros (as applicable) and is subject to the Borrower concerned giving a one-Business Day prior notice to the Administrative Agent or the Term Facility Agent, as applicable.

(b)	For greater certainty, any prepayment in respect of Acceptances or Libor Loans is subject to Section 20.10(c).

7.4	Exchange Rate Fluctuations

If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings under any Tranche (expressed in Dollars), exceeds the amount of such Tranche, Cascades must pay to the Administrative Agent, three Business Days following a demand to that effect, the amount of such excess. However, no such demand may be made as long as the excess is not more than 5% and the Borrowing Base is not exceeded.

7.5	Reduction of the Revolving Facility

Cascades may, on giving not less than ten Business Days prior notice to the Administrative Agent, permanently reduce the aggregate amount of the Revolving Facility by amounts of not less than $5,000,000. Any such reduction will result in a corresponding reduction of each of Tranche A and Tranche B, on a pro rata basis (such reduction to also apply on a pro rata basis as to each Revolving Lender). The notice of reduction must specify the amount of the reduction, and the Business Day when the reduction will be become effective. On such date, the Borrowers must make repayments in amounts sufficient for the outstanding Borrowings under any Tranche not to exceed the new amount of such Tranche.

Article 8 – Place of Payment, Currency and Taxes

8.1	Payments to the Administrative Agent and the Term Facility Agent

(a)	Unless otherwise provided or agreed between the Borrower concerned and the Administrative Agent, (i) all payments to be made by a Borrower under the Revolving Facility must be made to the Administrative Agent at the applicable Branch of Account, except that interest payments on outstanding Borrowings owing to a Swingline Lender pursuant to Section 2.9 must be made to such Swingline Lender, and (ii) all payments made to the Administrative Agent will be deemed to have been made for the rateable benefit of the applicable Revolving Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Administrative Agent or the applicable Revolving Lender.

(c)	Unless otherwise provided or agreed between the Cascades US and the Term Facility Agent, (i) all payments to be made by Cascades US under the Term Facility must be made to the Term Facility Agent at the applicable Branch of Account, and (ii) all payments made to the Term Facility Agent will be deemed to have been made for the rateable benefit of the applicable Term Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Term Facility Agent or the applicable Term Lender

8.2	Manner of Payments

Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made free of any set-off or other deduction and in funds which are immediately available on the date on which payment is due.

8.3	Currency

Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees under Tranche A are payable in Dollars, except that any such fee owing as a result of a Letter of Credit issued in US Dollars is payable in US Dollars, (iii) Letter of Credit fees under Tranche B are payable in US Dollars, (iv) standby fees are payable in Dollars, and (v) all other amounts are payable in Dollars, US Dollars or Euros, as may be specified by the Administrative Agent or the Term Facility Agent, as applicable.

8.4	Judgment Currency

If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency (“other currency”) other than that in which such amount is owed under this Agreement (“currency of the Agreement”), such Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the spot rate at which the Administrative Agent, on the relevant date, may in Montreal, sell the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

8.5	Payments Net of Taxes

If a Borrower, any Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by a Borrower, the Borrower concerned must pay to such Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section). However, this Section 8.5 will not apply in respect of (i) a tax on the overall net income or capital of a Lender or (ii) a withholding, deduction or tax from which a Lender would have been exempted but for its failure to fulfill applicable exemption formalities.

Article 9 - Conditions Precedent

9.1	Conditions Precedent to the Effectiveness of this Agreement

This Agreement will become effective on the date (the “Effective Date”) the Administrative Agent and the Term Facility Agent confirm to Cascades, Cascades US and the Lenders that the following documents have been received by the Administrative Agent and the Term Facility Agent, in form and substance satisfactory to the Agents:

(a)	a copy of this Agreement executed by all parties thereto;

(b)	a certificate of officer as to the legal existence of each Credit Party and a resolution of their board of directors evidencing the authority of the Persons acting on behalf of each Credit Party;

(c)	good standing or equivalent certificates as to each Credit Party under the law of its constitution;

(d)	the Corporate Structure Chart as at the date of this Agreement;

(e)	confirmation by the Initial Term Lenders that they are satisfied that Special Purpose Investments have been made by Cascades US in an amount not less than US$175,000,000 and that the use of proceeds covenant of Section 2.3(b) will be satisfied by applying the amount of the drawdown of the Term Facility to outstanding Borrowings under the Revolving Facility;

(f)	confirmation by the Term Lenders that Cascades US has made a minimum equity investment of $1,000 in each of the Initial Term Lenders and executed a customary membership agreement with American AgCredit, PCA;

(g)	an acknowledgement agreement between the Agents, the Borrowers and the Designated Subsidiaries providing that the Security Documents executed pursuant to the Initial Credit Agreement are still in full force and effect;

(h)	legal opinion from external counsel to each Borrower addressed to the Agents and the Lenders, relating to the existence and capacity of such Borrower, the due authorization, execution and delivery and the validity and enforceability of this Agreement and such other matters as the Agents may reasonably require;

(i)	a notice of Borrowing required pursuant to Section 2.8 of this Agreement, as applicable; and

(j)	payment instructions by the Borrowers for the fees payable to the Lenders on the Effective Date in accordance with the fee letters executed in favour of the Agents.

9.2	Conditions Precedent to all Borrowings

The Borrowers may not obtain any Borrowing or convert or renew any Borrowing:

(a)	if the Administrative Agent or the Term Facility Agent, as applicable, has not received timely notice of such Borrowing, conversion or renewal; or

(b)	if a Default has occurred and is continuing or would occur after giving effect to such Borrowing, conversion or renewal.

Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrowers that no Default has occurred and is continuing or would occur after giving effect thereto.

9.3	Waiver of Conditions Precedent

The conditions precedent provided for in this Article 9 are for the sole benefit of the Agents and the Lenders. The Agents and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other rights that they might have against the Borrowers and any other Person.

9.4	Early Termination of this Agreement

If all of the conditions precedent provided for in Section 9.1 have not been fulfilled or waived on or before January 15, 2019, this Agreement will not come into effect.

9.5	Borrowings under the Initial Credit Agreement

For greater certainty, all Borrowing under the Initial Credit Agreement continue to be Borrowings under this Agreement in the same proportions for all Revolving Lenders as immediately prior to the Effective Date.

Article 10- Security

10.1	Guarantees

Each Borrower must guarantee in favour of the Collateral Agent and the Lenders the performance of all obligations of the other Borrowers under the Facilities and each Designated Subsidiary must guarantee in favour of the Collateral Agent and the Lenders the performance of all obligations of the Borrowers under the Facilities.

10.2	Security over Current Assets

(a)	To secure the performance of the obligations of the Borrowers under the Facilities, each of the Borrowers and the Designated Subsidiaries that owns material inventory and accounts receivable must provide in favour of the Collateral Agent (for the benefit of the Agents and the Lenders) security over all of its present and future inventory and accounts receivable and other claims (including related assets), present and future.

(b)	Any cash and cash equivalents deducted in the calculation of the Funded Debt to Capitalization Ratio (as contemplated by the definition of such ratio) must be held by Cascades, Cascades US and Cascades Canada ULC in a bank account in Canada or the United States and be specifically subject to perfected security for the benefit of the Agents and the Lenders.

10.3	Security over Charged Fixed Assets

(a)	To secure the performance of the obligations of the Borrowers under the Facilities, Cascades Canada ULC (formerly Cascades Canada Inc.) must provide in favour of the Collateral Agent (for the benefit of the Agents and the Lenders), security over the following plants and related assets: 467 Marie-Victorin Street, Kingsey Falls, Quebec, 75 Marie-Victorin Street, Candiac, Quebec, 200 Cascades Street, Cabano, Quebec, 601, 655 and 701 Creditstone Road, Vaughan, Ontario and 115 de la Princesse, Lachute, Quebec (together with other fixed assets which may become subject to the Security pursuant to this Section 10.3, the “Charged Fixed Assets”).

(b)	For Borrowing Base purposes, the market value of the Charged Fixed Assets will be determined by the Agents using a market value in an aggregate amount of $ until such amount is revised as a result of the delivery to the Administrative Agent of a valuation report in accordance with the other provisions of this Section 10.3.

(c)	After the date hereof, Cascades will have the option, but not the obligation, to increase the market value of the Charged Fixed Assets component of the Borrowing Base by providing, or causing Designated Subsidiaries to provide, security over other fixed assets acceptable to the Majority Lenders (or to all Lenders in the case of fixed assets located in the United States) by an amount equal to the market value of such assets as determined by a valuation report to be furnished to the Administrative Agent prior to or concurrently with the grant of the related security;

(d)	If, at any time after the date of this Agreement, the Majority Lenders have reasonable grounds to believe that the market value of the Charged Fixed Assets has reduced below the most recent value determined pursuant to this Section 10.3 (or below $ if such most recent value is greater than $ ), Cascades will provide to the Administrative Agent, within 30 days from a request by the Administrative Agent, a valuation report on such assets;

(e)	From the date a valuation report is provided to the Administrative Agent and until such time a new valuation report is so provided pursuant to this Section 10.3, the market value of the Charged Fixed Assets will be determined for Borrowing Base purposes on the basis of the most recent valuation.

(f)	If there has been a decrease in the market value of the Charged Fixed Assets or if a Credit Party proposes to sell assets which are part of the Charged Fixed Assets, Cascades will have the option, but not the obligation, to provide or to cause Designated Subsidiaries to provide security over other fixed assets acceptable to the Majority Lenders (or to all Lenders in the case of fixed assets located in the United States) to increase at a higher level (or to maintain at a certain level in the event of a proposed sale) the market value of the Charged Fixed Assets component of the Borrowing Base. The market value of such other fixed assets will be determined on the basis of a valuation report which Cascades undertakes to provide to the Administrative Agent at the time of any request made to the Majority Lenders (or to all Lenders) pursuant to this paragraph. For greater certainty, (i) no such sale may be made unless same is otherwise permitted by Section 13.3(b) and (ii) from the date of any such sale, the market value of the fixed assets so sold will no longer be included in the Charged Fixed Assets component of the Borrowing Base.

(g)	Any valuation report to be provided to the Administrative Agent pursuant to this Section 10.3 must use the discounting cash flow methodology and may be prepared using a combination of internal analysis and independent assessments; the conclusion of each report must be validated by an independent firm acceptable to the Majority Lenders. Each such report must be accompanied by an environmental review acceptable to the Majority Lenders.

10.4	Insurance

The Borrowers will cause the Collateral Agent to be named as loss payee on all insurance policies relating to the property and assets covered by the Security. Each policy covering immovable property and equipment must contain a “mortgage clause”.

10.5	Security for Hedging Agreements and Credit Card Obligations

(a)	The guarantees, security and loss payee designations provided for under the other sections of this Article 10 (the “Security”) will also secure the performance of the obligations of (i) the Borrowers to the Revolving Lenders and their Affiliates in their capacity as counterparties under Hedging Agreements (the “Hedging Creditors”) and (ii) the Credit Parties to the Revolving Lenders in their capacity as creditors of obligations arising from credit card agreements with Credit Parties (the “Credit Card Creditors”). The Collateral Agent will act as agent for the Hedging Creditors and the Credit Card Creditors for all purposes of the Security Documents, including the enforcement or release thereof. For such purposes, the provisions of Article 17, Article 18 and Article 19 (adapted accordingly) will also apply to the Hedging Creditors and the Credit Card Creditors. However, until termination and repayment in full of the Revolving Facility, the claims of the Hedging Creditors and the Credit Card Creditors will not be taken into account in any situation where a decision regarding the Security has to be made by the Revolving Lenders, including any enforcement or release thereof.

(b)	The rights of the Lenders, the Hedging Creditors and the Credit Card Creditors under the Security will rank pari passu, but only to the extent of an aggregate maximum amount of $135,000,000 in respect of the claims of the Hedging Creditors under Hedging Agreements (such amount to be calculated as provided in Section 10.5(c)) and of $15,000,000 in respect of the claims of the Credit Card Creditors under credit card obligations. Any excess will rank after the rights of the Lenders under the Facilities. Any proceeds of realization of the Security to be distributed to the Hedging Creditors and the Credit Card Creditors will be allocated among them pro rata to their claims (irrespective of the dates of the related agreements or transactions).

(c)	Each Hedging Creditor will calculate its claim under any Hedging Agreement in accordance with normal market practices (using the mark-to-market method whenever applicable) and after giving effect to any close-out, netting arrangement or right of set-off provided by contract or permitted by law.

(d)	The Hedging Agreements and credit card obligations secured by the Security will consist of Hedging Agreements made or credit card obligations incurred at a time when the counterparty or creditor thereof was a Revolving Lender (or an Affiliate of a Revolving Lender in the case of Hedging Agreements). For greater certainty, the Security (to the extent not released by the Lenders) will continue to secure the obligations of any Borrower to any Hedging Creditor or of any Credit Party to any Credit Card Creditor (i) after termination and repayment in full of the Facility, or (ii) after such Hedging Creditor or Credit Card Creditor has ceased to be a Revolving Lender.

(e)	The Administrative Agent and the Collateral Agent will be entitled at any time to assume that the only Revolving Lenders or Affiliates thereof with a Hedging Creditor or Credit Card Creditor status are those who have notified the Administrative Agent and the Collateral Agent of such status before such time.

10.6	Validity and Contents of Security Documents

The Security must be valid, perfected and first-ranking at all times with respect to all property intended to be covered thereby, subject however to Liens described in paragraph (a), in the exception at the end of paragraph (e) and in paragraph (j) of the definition of Permitted Liens. Each Security Document must be in form and substance satisfactory to the Collateral Agent and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates of location or surveys as the Collateral Agent may reasonably require.

10.7	Release of the Security

The Collateral Agent is authorized to act alone to release the Security with respect to any property which is the subject of a disposition permitted by this Agreement or which is no longer required to be charged by the Security. The Collateral Agent is authorized to determine whether any disposition is so permitted by relying on a certificate from Cascades.

10.8	Liens Over the Farm Credit Equities

(a)	Cascades US acknowledges receipt of a copy of (x) the most recent annual report, and if more recent, latest quarterly report for each Initial Term Lenders, (y) the Notice to Prospective Stockholders provided by CoBank, ACB and any similar notice provided by the other Initial Term Lender and (z) the bylaws and capital plan of each Initial Term Lender. Cascades US and the Initial Term Lenders acknowledge that the bylaws and capital plan (as may be amended from time to time) of each Farm Credit Institution who is a Term Lender will govern (i) the rights and obligations of Cascades US and the applicable Term Lender with respect to the Farm Credit Equities and any cash patronage, patronage refunds or other distributions made on account thereof or on account of Cascades US’ patronage with such Term Lender, (ii) Cascades US’ eligibility for patronage distributions from each Farm Credit Institution who is a Term Lender (in the form of equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest by the applicable Term Lender.

(b)	The Lenders, the Borrowers and the Agents acknowledge that any Lien that any Term Lender who is a Farm Credit Institution may now have or hereafter obtain on Farm Credit Equities of Cascades US is and will be for such applicable Term Lender’s sole and exclusive benefit and no other Lender will have any right, title or interest therein. Notwithstanding anything to the contrary in this Agreement and any Security Document, the Farm Credit Equities will not constitute or form a part of the Security or the Borrowing Base.

(c)	Neither the Farm Credit Equities nor any accrued patronage thereon may be set off against the obligations of the Borrowers under the Credit Documents, except that, in the event of an Event of Default, each applicable Term Lender may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to such Term Lender under the Term Facility, whether or not such amounts are currently due and payable. Cascades US acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Cascades US. However, no applicable Term Lender will have any obligation to retire Farm Credit Equities at any time, including during the continuance of any Event of Default, either for application to the obligations of Cascades US or otherwise.

Article 11 - Representations and Warranties

Each of the Borrowers represents and warrants that:

11.1	Corporate Existence and Capacity

Each of the Credit Parties

(a)	is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

(b)	has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(c)	is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

11.2	Authorization and Validity

Each Credit Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each Credit Party under the Credit Documents to which it is a party constitute legal, valid and binding obligations, enforceable against such Credit Party in accordance with their terms.

11.3	No Breach

The execution and delivery of the Credit Documents and the performance by the Credit Parties of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, the constitutive documents or by-laws of any Credit Party, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement (including the Cascades Indentures) to which any Credit Party is a party or by which it or any of its property is bound.

11.4	Approvals

Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each Credit Party of any Credit Document to which it is a party or to ensure its legality, validity or enforceability.

11.5	Compliance with Laws and Permits

Each of the Credit Parties is in compliance in all material respects with all Laws applicable to it and its business and assets, including Environmental Laws and ABTL Laws. Each of the Credit Parties holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business.

11.6	Title to Assets

The assets of the Credit Parties, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Credit Parties own or have rights of use for all property and assets (including intellectual property) necessary to carry on their businesses.

11.7	Litigation

There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency, or any labour disputes, now pending or, to the best of its knowledge, threatened against any of the Credit Parties or any of their properties or rights that, if adversely determined, could have a Material Adverse Effect.

11.8	No Default

No Default has occurred and is continuing.

11.9	Solvency

Each of the Credit Parties is Solvent.

11.10	Taxes

Each of the Credit Parties has filed all income tax returns and all other material tax returns and paid all taxes material in their amount that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate.

11.11	ERISA and Pension Plans

Each Plan and each other pension or employee benefit plan of any Credit Party is in compliance in all material respects with the applicable provisions of ERISA, the US Revenue Code and any other applicable law. No Credit Party has any material unfunded liability under any pension plan on an ongoing or termination basis.

11.12	Margin Stock Restrictions

None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock in violation of Regulations U and X issued by the Board of Governors of the Federal Reserve System of the United States.

11.13	Investment Company Act

None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States, as amended.

11.14	Restriction on Payments

Except as provided in the Cascades Indentures, none of the Credit Parties is subject to any law, regulation, agreement or legal impediment that prohibits, restricts or imposes any condition upon the ability of a Credit Party to pay Distributions or to make or repay loans or advances.

11.15	Corporate Structure and Location of Assets

The Corporate Structure Chart contains a complete and correct list of all of the Subsidiaries of Cascades and indicates (i) the jurisdiction of formation of each such entity, (ii) each Person holding ownership interests in each such entity, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership represented by such ownership interests, (iv) the location of the registered and chief executive offices of each Credit Party that must provide Security, (v) any prior name (including any pre-merger corporate name) of each such Credit Party and (vi) the jurisdictions where the material inventory and accounts receivable of each such Credit Party are located.

11.16	Special Purpose Investments

The mills in respect of which Special Purpose Investments have been made prior to the date of this Agreement to satisfy the covenant of Section 2.3(b) are described in Schedule D and such investments were for an aggregate amount exceeding US$                     and were funded with Borrowings under the Revolving Facility for at least US$                     .

11.17	Financial Statements and Financial Year

The most recent audited financial statements of Cascades are complete and correct and fairly present the consolidated financial condition and results of operation of Cascades as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements, none of the Credit Parties has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavourable commitments that have not been disclosed in writing to the Administrative Agent, the Term Facility Agent and the Lenders. The fiscal year of each of the Credit Parties ends on December 31 of each year.

11.18	No Material Change

There has been no Material Adverse Change since December 31, 2017.

11.19	True and Complete Disclosure

The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Credit Parties to the Agents or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 12 - Affirmative Covenants

12.1	General Covenants

Each of the Borrowers will, and will cause each of the other Credit Parties to:

(a)	Legal Existence – subject to Section 13.3, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b)	Legal Compliance – comply in all material respects with the requirements of all Laws applicable to it and its business and assets (including Environmental Laws and ABTL Laws) and with all orders of governmental or regulatory authorities;

(c)	Payment of Taxes – pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	Maintenance of Property – maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e)	Material Agreements – perform its obligations under and preserve and maintain in force all agreements to which it is a party that are necessary for or material to its operations and business;

(f)	Insurance – insure and keep insured its property, assets and business, and will maintain business interruption and civil liability (including product and environmental liability) insurance for such coverage as a prudent administrator would obtain for similar property, assets and businesses, in each case, with financially sound and reputable insurance companies;

(g)	Records – keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

(h)	Access – permit representatives of any Agent and any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.

12.2	Use of Proceeds and Compliance with Indenture Limitations

(a)	The Borrowers will use the proceeds of the Facilities only for the purposes permitted under this Agreement (including, with respect to the Term Facility, in accordance with Section 2.3(b)). The Borrowers will not use the Facilities to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer (“hostile take-over”).

(b)	The Borrowers will ensure that the outstanding obligations secured by the Security and that the value of the assets subject to Permitted Liens will not at any time exceed any maximum amount permitted under any of the Cascades Indentures.

12.3	Know Your Customer Laws

Promptly, following a request by any Lender, the Borrowers will provide all documentation and other information which such Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” Laws in effect in Canada and the United States, including without limitation the USA Patriot Act and FATCA and any similar law. The Borrowers authorize any Lender to request and obtain such information from any Person. The Borrowers also acknowledge that pursuant to such laws and regulations each Lender is or may be required to obtain, verify and record information which allows such Lender to identify each Borrower in accordance with said laws and regulations.

12.4	Further Assurances

Each of the Borrowers will, and will cause each of the other Credit Parties to, cooperate with the Lenders and the Agents and execute such further instruments and documents as the applicable Agent may reasonably request to carry out to its satisfaction the transactions contemplated in the Credit Documents.

12.5	Representations and Warranties

Each of the Borrowers will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

Article 13 - Negative Covenants

Each of the Borrowers covenants and agrees that:

13.1	Negative Pledge

None of the Credit Parties will create, incur, assume or suffer to exist any Lien on their present and future property or assets except for the Security and Permitted Liens.

13.2	Indebtedness

None of the Credit Parties other than Cascades will create, incur, assume or permit to exist any Funded Debt other than:

(a)	indebtedness to the Agents and the Lenders under the Credit Documents;

(b)	indebtedness among the Credit Parties;

(c)	indebtedness permitted to be secured by Permitted Liens;

(d)	indebtedness under Hedging Agreements, provided that none of the Credit Parties (including Cascades) will enter into Hedging Agreements or other derivative agreements for speculative purposes;

(e)	indebtedness under any of the Cascades Indentures; and

(f)	indebtedness up to an aggregate outstanding amount for all Credit Parties other than Cascades not exceeding at any time the greater of $ and % of Net Tangible Assets.

13.3	Limitations on Fundamental Changes

None of the Credit Parties will:

(a)	enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that any Credit Party may merge or amalgamate with any other Credit Party provided that the following conditions are fulfilled:

(i)	no Default occurs as a result of the merger or amalgamation;

(ii)	if any of the merging or amalgamating entity is a Borrower or a Designated Subsidiary, the surviving or amalgamated entity must be a Borrower or a Designated Subsidiary and must execute and deliver to the applicable Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties;

(iii)	the Administrative Agent and the Term Facility Agent have been provided prior to or concurrently with the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i) and (ii) including such financial information, certificates, documents and legal or other professional opinions as the Administrative Agent and the Term Facility Agent may reasonably request; and

(iv)	a seven-day prior notice is given to the Administrative Agent and the Term Facility Agent in the case of an amalgamation or merger involving a Borrower.

(b)	sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions to any Person (in each case, a “disposition”), any property (other than inventory sold in the ordinary course of business), except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):

(i)	a disposition of property with a market value of less than $50,000,000;

(ii)	a disposition to another Credit Party provided the conditions of paragraph (a) above are fulfilled (as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property of the transferor, the latter (if not a Borrower) may wind-up or dissolve itself after completion of such disposition;

(iii)	a disposition to any non-Credit Party (other than pursuant to a Securitization or Factoring Program), provided that the disposition is made for a consideration at least equal to the fair market value of the related property, at least % of the consideration is paid in cash or through assumption of liabilities and the available cash proceeds of the disposition are used to permanently reduce the Facilities by no later than the 360th day following their receipt; for purposes of the foregoing, the available cash proceeds of a disposition are the cash proceeds of such disposition (net of related expenses and payments made to repay indebtedness secured by Liens on the property sold), less the portion of such cash proceeds which has been reinvested in Credit Parties within 360 days from the date of their receipt or allocated by Cascades to the funding of an investment made in Credit Parties within 180 days prior to the date of the disposition; notwithstanding the foregoing:

(x)

(y)

(iv)	dispositions of accounts receivable pursuant to a Securitization or Factoring Program to the extent such accounts receivable are not generated by a disposition of inventory subject to the Security made after the occurrence of an Event of Default specified in Section 16.1(f) or Section 16.1(g)) or after the date the outstanding Borrowings become repayable pursuant to Section 16.2 and provided that no account receivable subject (in whole or in part) to a Securitization or Factoring Program will be included in the Borrowing Base, it being understood however that accounts receivable permitted to be disposed of pursuant to this clause (iv) will be excluded from the Security from the date of any such permitted disposition; and

(v)	a disposition of property to any non-Credit Party in exchange for other property to be used in the business of the Credit Parties, provided that the market value of the property so received in exchange is not less than that of the property so disposed;

notwithstanding the above, Cascades U.S. must, and will cause the Credit Parties concerned to, at all times until the Term Facility Maturity Date, maintain ownership of the mills described in Schedule D (or any similar assets reasonably acceptable to the Term Facility Agent, in which case Schedule D will be amended accordingly).

(c)	carry on any business, directly or indirectly, other than the businesses currently carried on by them and activities ancillary or reasonably related thereto (the “core business”), or make any investment (other than investments referred to in clauses (ii) and (iii) of Section 13.4(b)) in a non-Credit Party who is not in the same line of business as the core business, provided that businesses other than the core business may be carried on by Credit Parties and by non-Credit Parties in which investments are made to the extent that the aggregate of the combined assets of such Credit Parties and of the value of all such investments in such non-Credit Parties does not at any time exceed 5% of Cascades’ Net Tangible Assets, provided however that the foregoing limitation will not apply to the investments made by Cascades in Boralex prior to December 31, 2010.

13.4	Investments

(a)	None of the Credit Parties will, directly or indirectly, make any investment in any Person who is not a Credit Party, if such investment would result in the aggregate amount of all investments made after July 1, 2015 in non-Credit Parties being in excess of $ .

(b)	However, the foregoing limitation will not apply to (i) investments funded from the proceeds of any issue of equity made by Cascades after July 1, 2015, (ii) cash or cash equivalent investments made for cash management purposes, and (iii) loans and advances to employees in an aggregate amount not exceeding $ at any time, and (iv) investments by Cascades US in Farm Credit Equities.

13.5	Distributions

(a)	None of the Credit Parties will make any Distribution (other than a direct or indirect Distribution to a Credit Party) if there is a Default or if such Distribution could result in a Default or if, after giving effect to the Distribution, the aggregate amount of all Distributions made from July 1, 2015 to non-Credit Parties were to exceed % of the net income of Cascades (calculated on an Adjusted Consolidated Basis but with the increases, exclusions or reductions resulting from the application of paragraphs (d) to (k) of the definition of EBITDA) for the period from July 1, 2015 to the end of its most recent fiscal quarter (treated as one accounting period) plus the sum of (i) the proceeds of any new issue of equity made by Cascades during the same period less the portion of same which is used to fund investments in non-Credit Parties (other than investments permitted by Sections 13.4(b)(ii) and (iii)), and (ii) $ .

(b)	However, the foregoing limitation will not apply to (i) Distributions made pursuant to stock option plans and other plans or agreements with or for the benefit of employees or directors up to an aggregate amount not exceeding $ per fiscal year (with the unused portion being permitted to be carried forward but to the next year only and up to $ only) and (ii) ordinary course of business Distributions on Cascades’ shares and open market purchases of Cascades’ shares pursuant to stock buyback programs, up to an aggregate amount of $ per fiscal year (with the unused portion being permitted to be carried forward but to the next year only and up to $ only).

13.6	Transactions with Related Parties

None of the Credit Parties will engage in any material transactions with any related party on terms and conditions not less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm’s length basis from unrelated third parties, provided that the foregoing requirement will not apply to transactions among the Credit Parties. For the purposes of this Section 13.6, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 50% by 20%.

13.7	ABTL Laws

The Credit Parties will not use the proceeds of any Borrowing hereunder in violation of ABTL Laws.

Article 14 - Financial Ratios

14.1	Funded Debt to Capitalization Ratio

Cascades must maintain at all times, on an Adjusted Consolidated Basis, a Funded Debt to Capitalization Ratio of not more than      %.

14.2	Interest Coverage Ratio

Cascades must maintain at all times, on an Adjusted Consolidated Basis, an Interest Coverage Ratio not less than                   .

Article 15 - Reporting Requirements

15.1	Annual Reporting

The Borrowers will deliver to the Administrative Agent (with a copy to the Term Facility Agent), for distribution to the Lenders, as soon as possible but within 90 days after the end of each fiscal year of the Borrowers:

(a)	the unqualified audited annual financial statements of Cascades, on a consolidated basis and the unaudited annual financial statements of Cascades, on an Adjusted Consolidated Basis;

(b)	the unaudited annual financial statements of each of the other Borrowers on a consolidated basis;

(c)	the annual business plans and annual operating and capital budgets for the current fiscal year of Cascades, on a consolidated and Adjusted Consolidated Basis;

(d)	the unaudited annual financial statements of each of the businesses operated with the Charged Fixed Assets; and

(e)	a certificate evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to this Agreement.

15.2	Quarterly Reports

The Borrowers will deliver to the Administrative Agent (with a copy to the Term Facility Agent), for distribution to the Lenders, as soon as possible but within 60 days after the end of each of their fiscal quarters (including the fourth quarter):

(a)	the unaudited financial statements of Cascades for the relevant fiscal quarter, on a consolidated and Adjusted Consolidated Basis;

(b)	the unaudited financial statements for the relevant fiscal quarter of each of the other Borrowers on a consolidated basis;

(c)	the unaudited financial statements for the relevant quarter of each of the businesses operated with the Charged Fixed Assets;

(d)	a compliance certificate relating to the covenants herein in the form of Schedule E (with sufficient details to reconcile the financial statements with the calculation base of the financial covenants);

(e)	a Borrowing Base report in the form of Schedule F; and

(f)	copy of any filing with securities regulators.

15.3	ERISA

Cascades US will notify the Administrative Agent and the Term Facility Agent of the occurrence of any of the following events, within 10 days after it knows or has reason to believe that the relevant event has occurred (and will provide a copy of any report or notice required in that connection to be filed with or given to PBGC):

(a)	any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30-day notice requirement in respect thereof has been waived by the PBGC;

(b)	a notice of intent to terminate any Plan or any action taken by a Credit Party to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(c)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; and

(d)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the US Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections.

15.4	Reporting from Time to Time

The Borrowers will promptly notify the Administrative Agent and the Term Facility Agent of any Default and deliver to the Administrative Agent and the Term Facility Agent any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could reasonably result in a Material Adverse Change. The Borrowers will also furnish the Administrative Agent and the Term Facility Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Administrative Agent, the Term Facility Agent or, when an Event of Default is continuing, any Lender may reasonably request in connection with the business, financial condition, property, assets or prospects of the Credit Parties, or to verify compliance with the obligations of any of the Credit Parties under any Credit Document.

15.5	Hedging Agreements, Securitization and Factoring

(a)	The Borrowers will provide to the Administrative Agent (with a copy to the Term Facility Agent), concurrently with the compliance certificates required to be delivered pursuant to Section 15.2, a report listing all outstanding Hedging Agreements secured by the Security and all outstanding Hedging Agreements secured by a Permitted Lien, and specifying the counterparties, notional amounts, dates, maturities and marked-to-market value of all such agreements (as applicable).

(b)	Prior to or concurrently with the coming into effect of any material Securitization or Factoring Program (or any material amendment thereto), Cascades will provide to the Administrative Agent (with a copy to the Term Facility Agent) (i) a description of such program (or of such material amendment), such description to include the criteria permitting the identification of the accounts receivable subject to the program as well as the amount and term of any such program, and (ii) an update (giving effect to the program or the amendment) of the most recent Borrowing Base report delivered pursuant to Section 15.2(e).

Article 16 - Events of Default and Remedies

16.1	Events of Default

The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Credit Documents:

(a)	a Borrower defaults in the payment when due of any amount owing under any Facility in respect of principal, interest or acceptance fee, or defaults for more than five Business Days in the payment of any other amount owing under a Credit Document or any Hedging Agreement with a Lender or an Affiliate thereof;

(b)	anyone or more of the Credit Parties (i) fails or fail to make a payment or payments exceeding in the aggregate $ in respect of any obligation or obligations (other than the Facilities), when and as due, or (ii) is or are in default under any of the Cascades Indentures and, in each case, such failure or default continues after the applicable notice or grace period, if any;

(c)	any representation, warranty or certification made or deemed made by a Credit Party in any Credit Document proves to be false or misleading as of the time made in any material respect;

(d)	any of the provisions of Article 10 is not complied with;

(e)	any of the covenants contained in Article 13 and Sections 14.1 and 14.2 is not complied with;

(f)	a Credit Party becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

(g)	a Credit Party (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(h)	a proceeding is commenced or any similar action is taken against a Credit Party seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of the assets of the Credit Parties having a value of more than $ and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Credit Party concerned;

(i)	a Credit Party defaults in the performance of any of its other obligations under a Credit Document and such default continues unremedied for a period of 30 days after notice by the Administrative Agent or the Term Facility Agent to the Borrowers;

(j)	the Control of Cascades is acquired by any Person (or by a group of Persons acting in concert) other than Bernard Lemaire, Laurent Lemaire or Alain Lemaire (the term “Control” being read for the purposes of this Section 16.1(j) by referring only to clauses (i) through (iv) of the definition of Control in Section 1.1); or

(k)	a Material Adverse Change.

16.2	Remedies

If an Event of Default occurs and is continuing, the Administrative Agent (or the Collateral Agent in the case of paragraph (c) below) may, on giving a notice to the Borrowers take any one or more of the following actions:

(a)	terminate the right of the Borrowers to use the Facilities;

(b)	declare all indebtedness of the Borrowers under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof;

(c)	exercise all of the rights of the Agents and the Lenders under the Security Documents; and

(d)	exercise all of the other rights of the Agents and the Lenders;

provided that all indebtedness of the Borrowers under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 16.1(f) or Section 16.1(g).

16.3	Payments after Acceleration

All payments by any Borrower or Credit Party after the taking by the Administrative Agent (or the Collateral Agent where applicable) of any action contemplated by Section 16.2 must be made to the Administrative Agent (or the Collateral Agent in the case of a payment under a Security Document).

Article 17 - Equality Among Lenders

17.1	Distribution among Lenders

Any payment contemplated by Section 16.3 received by any Agent on account of the Facilities, including any amount received through the exercise of any right of set-off and the enforcement of any Security, must be distributed among the Lenders proportionally to the amount of the indebtedness owing to them hereunder and which is then payable. Any such distribution must be made forthwith but no later than the Business Day following the date of receipt of the payment.

17.2	Other Security

No Lender may take any Security or Lien in connection with the Facilities, Hedging Agreements or credit card obligations except in accordance with Article 10 and subject to paragraph (j) of the definition of “Permitted Liens”.

17.3	Direct Payment to a Lender

(a)	Subject to the other provisions of this Agreement permitting direct payment to Lenders, if a Lender receives, otherwise than through an Agent, a payment on account of any Facility (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Administrative Agent or the Term Facility Agent, as applicable, for distribution among all relevant Lenders.

(b)	Section 17.3(a) will not apply to any action taken by any Lender who is a Farm Credit Institution with respect to any Farm Credit Equities held by Cascades US.

17.4	Adjustments

If, at any time, the ratio of the Borrowings owing to a Lender under a Facility to the aggregate amount of all outstanding Borrowings under such Facility is not proportional to such Lender’s Commitment under such Facility, expressed as a percentage, the Administrative Agent or the Term Facility Agent, as applicable, may (and will, after termination of the relevant Facility) make from time to time such adjustments as may be necessary in order that the outstanding Borrowings under such Facility are in the proportions of the Commitments under such Facility. The Lenders will make all such payments as the Administrative Agent or the Term Facility Agent, as applicable, may direct to give full effect to such adjustments. The Borrowers will be bound by such adjustments.

Article 18 - The Agents and The Lenders

18.1	Appointment of the Agents

(b)	Each Lender irrevocably appoints the Administrative Agent and the Collateral Agent to exercise on its behalf the rights and powers delegated to the Administrative Agent or the Collateral Agent (as applicable) hereunder and authorizes each of the Administrative Agent and the Collateral Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, each of the Administrative Agent and the Collateral Agent represents and binds all Lenders.

(c)	Each Term Lender irrevocably appoints the Term Facility Agent to exercise on its behalf the rights and powers delegated to the Term Facility Agent hereunder and authorizes the Term Facility Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Term Facility Agent represents and binds all Term Lenders. The provisions of this Article 18 with respect to the Administrative Agent shall apply for the benefit of the Term Facility Agent, wherever applicable.

18.2	Restrictions on the Powers of the Lenders

No Lender may exercise individually the rights and powers delegated to the Agents, including the enforcement of remedies after the occurrence of an Event of Default.

18.3	Security Documents

The Collateral Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Collateral Agent is authorized to act as hypothecary representative (fondé de pouvoir) of the Lenders (notwithstanding that the Collateral Agent is also a Lender) for the purposes of any hypothec granted by any Credit Party pursuant to article 2692 of the Civil Code of Quebec to comply with Article 10.

18.4	Action by the Agents

The duties of each Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Administrative Agent, the Term Facility Agent or the Collateral Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless it has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will an Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent concerned determines that the indemnity provided in Section 18.6 may not be available or adequate.

18.5	Enforcement Measures

Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the applicable Agent; at such Agent’s request, all Lenders must join it in such proceedings or enforcement measures.

18.6	Indemnification

Each Lender will indemnify any Agent (and their directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by such Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the wilful misconduct or gross negligence of the applicable Agent (or their directors, officers, employees or agents).

18.7	Reliance on Reports

The Administrative Agent will be entitled to make any determination of the Borrowing Base based on the most recent reports or certificates furnished by Cascades in relation to such matter.

18.8	Liability of the Agents

The Administrative Agent, the Term Facility Agent or the Collateral Agent (as applicable) will only be liable to the Revolving Lenders or the Term Lenders, as applicable, for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). Each Agent will be entitled to assume that there exists no Default, unless it has been notified in writing of the existence of a Default.

18.9	Liability of Lenders

Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrowers and any other Credit Party, and for the assessment of the risks arising from the Facilities. No Lender may rely on any Agent in this regard nor will any Agent be responsible for ensuring the validity or enforceability of any Credit Document.

18.10	Rights of an Agent as Lender

In its capacity as Lender, each Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression “Lender” also refers to the Lender which is the Administrative Agent, the Term Facility Agent or the Collateral Agent.

18.11	Sharing of Information

(a)	The Lenders may share with each other any information held by them regarding the financial condition, business or property of any Credit Party or relating to matters contemplated in the Credit Documents or the Hedging Agreements. The Lenders may provide such information on a confidential and need-to-know basis to their Affiliates, any assignee or prospective assignee of Commitments, any participant or prospective participant in any of the Facilities, any counterparty or prospective counterparty to any Hedging Agreement and any credit protection provider.

(b)	Any Agent or Lender may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing any of the Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, but after consultation with Cascades, any Agent or Lender may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.

18.12	Competition

Subject to the other provisions of this Agreement, any Agent, and each of the Lenders may enter into other transactions with any Credit Party and they are not required to notify each other of such transactions.

18.13	Successor Agent

Any Agent may resign by giving notice thereof to the Borrowers and to the Lenders. Any Agent may also be replaced by the Majority Lenders following its failure to perform its obligations under this Agreement. The resignation or replacement of an Agent will be effective upon the appointment by the Majority Lenders of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrowers and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Administrative Agent, the Term Facility Agent or the Collateral Agent (as applicable) under the Credit Documents.

Article 19 - Decisions, Waivers and Amendments

19.1	Amendments and Waivers by the Majority Lenders

Subject to Sections 19.2, 19.3 and 19.4:

(a)	the provisions of the Credit Documents affecting only the Revolving Lenders may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Administrative Agent (and the Collateral Agent, as applicable) with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party;

(b)	the provisions of the Credit Documents affecting only the Term Lenders may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Term Facility Agent (and the Collateral Agent, as applicable) with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party;

(c)	the provisions of the Credit Documents affecting all Lenders may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Administrative Agent and the Term Facility Agent (and the Collateral Agent, as applicable) with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party.

19.2	Amendments and Waivers by Unanimous Approval

Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Administrative Agent and the Term Facility Agent (or the Collateral Agent in the case of paragraph (e) below), with the prior consent of all Lenders (but only under the applicable Facility where paragraph (b) or (d) below applies), and in the case of an amendment, also signed by the relevant Credit Party:

(a)	any increase in the amount of any of the Facilities (other than pursuant to Sections 2.14 and 2.16);

(b)	the extension of the maturity date of any Facility (other than pursuant to Section 2.15);

(c)	any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

(d)	the reduction of any interest rate, discount rate or fee (including an amendment to Schedule A which would have the same economic effect);

(e)	the release or subordination of any portion of the Security; and

(f)	the definition of “Majority Lenders” and the provisions of Sections 1.4, 9.1, 16.1(a), 16.1(f), 16.1(g), Article 17, Article 18, Article 19 and Section 20.3.

19.3	Amendments requiring the consent of the Affected Party

No amendment affecting the rights and obligations of an Agent, an Issuing Lender or a Swingline Lender may be made without the consent of such Agent, such Issuing Lender or such Swingline Lender (as applicable). No increase in the amount of the Commitment of any Lender, may be made without the consent of such Lender.

19.4	Voting Rights of Voting Participants

For purposes of Sections 19.1, 19.2 and 19.3, Voting Participants will have the voting rights specified in Section 20.4(h) with respect to any matter requiring the approval of each Lender, each Lender directly affected thereby or a group of other affected Lenders.

19.5	Dissenting and Affected Lenders

(a)	Where an amendment or waiver referred to in Section 19.2 has been approved by the Majority Lenders, but not by all the Lenders, the Administrative Agent will notify Cascades and each Lender of such fact and will identify the Lenders approving of such amendment or waiver and the Lenders disapproving of such amendment or waiver (each a “dissenting Lender”).

(b)	Where a Lender claims the benefit of Sections 3.5(a) or 4.2 or claims amounts under Sections 8.5 or 20.10(b) such Lender (the “affected Lender”) will notify Cascades of that fact.

(c)	At any time following the date of a notification under Section 19.5(a) or Section 19.5(b), Cascades will be entitled to require that each such dissenting Lender or affected Lender, as applicable, assign its rights under the relevant Facility to another Lender (or a Person who would be a permitted assignee under Section 20.4) who has agreed to assume the Commitment of such dissenting Lender or affected Lender, and to consent as the case may be to the amendment or waiver, provided that no such assignment and assumption will be effective unless the consideration payable to such dissenting Lender or affected Lender, for the assignment includes all amounts owed to such dissenting Lender or affected Lender, in respect of the relevant Facility and is paid to the latter by the assignee (together with breakage costs if any); Section 20.4 will apply (adapted accordingly) to the said assignment and assumption.

(d)	Notwithstanding Section 19.5(c), Cascades will not be entitled to require the replacement of a dissenting Lender after the expiry of a 45-day time period following the date of the notification under Section 19.5(a) relating to such dissenting Lender.

19.6	Defaulting Lenders

(a)	Where a Lender has become in default (a “defaulting Lender”), the Administrative Agent or the Term Facility Agent, as applicable, will notify Cascades and each Lender (under either the Revolving Facility or the Term Facility, as applicable) of that fact after having acquired actual knowledge of same. For the purposes of this Agreement, a Lender will be deemed to be in default if (i) such Lender has failed to fund its share of any requested or outstanding Borrowing hereunder (including any related adjustment), (ii) such Lender has notified the Borrower, the Administrative Agent or the Term Facility Agent (as applicable), any Swingline Lender or any Issuing Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to such effect (except if such position is based on the existence of a Default), (iii) such Lender becomes subject to a “Bail-In Action” (as defined in Section 19.7) or (iv) if any of the events listed in Sections 16.1(f), (g) and (h) occurs in respect of such Lender or a Person who Controls such Lender.

(b)	At any time following the date of a notification under Section 19.6(a), Cascades will be entitled to require that each such defaulting Lender assign its rights under the relevant Facility to a Person who would be a permitted assignee under Section 20.4 who has agreed to assume the Commitment of such defaulting Lender. However, no such assignment and assumption will be effective unless the consideration payable to such defaulting Lender for the assignment includes all amounts owed to such defaulting Lender in respect of the relevant Facility and is paid to the latter by the assignee (together with breakage costs if any). Section 20.4 will apply (adapted accordingly) to the said assignment and assumption and any defaulting Lender will take all such actions as are required to promptly effect same.

(c)	Notwithstanding any other provision of this Agreement, from the time a Lender becomes a defaulting Lender:

(i)	such defaulting Lender will not be entitled to vote on any issue (other than on a reduction of a principal amount payable to it and any increase or extension of its Commitment) and, subject to the foregoing exceptions, the entirety of its Commitment will be disregarded in the calculation of all Majority Lenders’ decisions or Lenders’ unanimous decisions;

(ii)	standby fees and Letter of Credit fees will not accrue and be payable in respect of such defaulting Lender’s Commitment provided that Letter of Credit fees relating to such defaulting Lender’s obligations that are reallocated pursuant to clause (iv) below will be payable to the Lenders to whom such obligations have been reallocated;

(iii)	such defaulting Lender will not participate in any new Borrowing and its Commitment will be disregarded in the calculation of the pro rata share of the Lenders in any new Borrowing;

(iv)	the funding obligations of the defaulting Lender under Section 2.10 in respect of Borrowings made by any Swingline Lender and under Section 5.4 in respect of payments made by any Issuing Lender under Letters of Credit will be reallocated among the other Revolving Lenders and will be calculated excluding the defaulting Lender’s Commitment from the pro rata share of the funding obligations of the other Revolving Lenders, but only to the extent such reallocation and calculation does not cause the outstanding Borrowings owing to any non-defaulting Lender to exceed the amount of its Commitment under the Revolving Facility and provided that no such reallocation will release the defaulting Lender from its obligations hereunder;

(v)	if a reallocation contemplated in clause (iv) above cannot be effected (in full or in part), the Borrower will (y) repay to any Swingline Lender the portion of any outstanding Borrowings under Section 2.7 which has not been so reallocated, and (z) prepay, or provide cash collateral to secure the unreallocated portion of the funding obligations referred to in Section 5.4 in respect of Letters of Credit;

(vi)	any Swingline Lender or any Issuing Lender may decline to provide Borrowings under Section 2.9 or issue Letters of Credit under Article 5 (as applicable) if it has an exposure to a defaulting Lender as a result of any reallocation pursuant to clause (iv) not being fully effected; and

(vii)	the Administrative Agent or the Term Facility Agent (as applicable) will be entitled to withhold any amount that would otherwise be distributed or payable to a defaulting Lender in connection with its Commitment under any of the Facility, and to apply (in the order determined by the Administrative Agent or the Term Facility Agent, as applicable) any such amount to the obligations of such defaulting Lender hereunder or to outstanding Borrowings owing to the non-defaulting Lenders under the same Facility.

(d)	A Lender who becomes a defaulting Lender will retain such status until the Administrative Agent, the Term Facility Agent, any Issuing Lender and any Swingline Lender (in each case where applicable) notify such defaulting Lender that they are satisfied that all existing defaults in respect of such Lender have been remedied and that such Lender has the financial ability to perform its obligations hereunder. Concurrently with such notification, the Administrative Agent or the Term Facility Agent, as applicable will make such adjustments among the Lenders as are necessary to give effect to the foregoing and to the fact that Section 19.6(c) has ceased to apply in respect of the Lender concerned, provided that no retroactive adjustments will be made (including with respect to interest and fees).

(e)	For greater certainty, (i) the default by a Lender to perform its obligations hereunder will not relieve any other Lender from its obligations hereunder (including to fund Borrowings in the proportion of its Commitment), and (ii) an assignment of the Commitment of a defaulting Lender will not relieve such defaulting Lender from its obligations to indemnify any other party from the consequences of its default.

19.7	Bail-In Provisions

(a)	For the purposes of Section 19.7:

(i)	“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(ii)	“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(iii)	“EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (z) of this definition and is subject to consolidated supervision with its parent;

(iv)	“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(v)	“EEA Resolution Authority” means anybody which has authority to exercise any Write-Down and Conversion Powers.

(vi)	“Write-Down and Conversion Powers” means the write-down and conversion powers of any EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country (which powers are described in the EU Bail-In Legislation Schedule referred to in the definition of Bail-In Legislation).

(b)	Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, may be subject to the write-down and conversion powers of an EEA Resolution Authority and consents to, and agrees to be bound by:

(i)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)	the effects of any Bail-in Action on any such liability, including, if applicable:

(x)	a reduction in full or in part or cancellation of any such liability;

(y)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments will be accepted by it in lieu of any rights with respect to any such liability under any Credit Document; or

(z)	any variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Article 20 - Miscellaneous

20.1	Books and Accounts

The Administrative Agent (and the Term Facility Agent in respect of the Term Facility) will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrowers.

20.2	Determination

In the absence of manifest error, any determination made by the Administrative Agent or the Term Facility Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrowers.

20.3	Prohibition on Assignment by Borrowers

No Borrower may assign its rights under this Agreement.

20.4	Assignments and Participations

(a)	A Lender (for the purpose of this Section 20.4, the “assignor”) may assign, in whole or in part, its Commitment under the applicable Facility, including outstanding Borrowings owing to it, to any Person who makes, purchases or otherwise invests in commercial loans in the ordinary course of its business (for the purpose of this Section 20.4, the “assignee”). The assignment must be substantially in the form of Schedule G. The assignor must pay to the Administrative Agent, for its own account, an assignment fee of $5,000. When the assignment becomes effective, the assignee will become a Lender under the applicable Facility and will benefit from the rights and be liable for the obligations of the assignor, proportionally to the assigned Commitment, and, to the same extent, the assignor will be released from its obligations. The assignor and the assignee will be liable for all expenses incurred by the Agents in connection with such assignment;

(b)	No partial assignment of a Commitment may be made (i) if the residual amount of the Commitment of the assignor or if the total Commitment of the assignee is less than $10,000,000 or (ii), with respect to the Revolving Facility only, if the assigned portion is not allocated among Tranches A and B in the same proportion as the Commitment of the assignor;

(c)	Concurrently with any assignment in favour of an assignee who is not, at the time of the assignment, party to this Agreement, the Borrowers and the Designated Subsidiaries (if so required by the Collateral Agent) must acknowledge that the assignee is entitled to the benefit of the Security;

(d)	Each assignment by a Revolving Lender is subject to the prior consent of the Administrative Agent, of the Collateral Agent, of any Issuing Lender and of any Swingline Lender, and, if made at a time when no Default is continuing, to the prior consent of the Borrowers (which consents will not be unreasonably withheld). However, no such consent will be required if the assignee is another Revolving Lender;

(e)	Each assignment by a Term Lender is subject to the prior consent of the Term Facility Agent and of the Collateral Agent, and, if made at a time when no Default is continuing, to the prior consent of Cascades US (which consents will not be unreasonably withheld). However, no such consent will be required if the assignee is another Term Lender;

(f)	Sections 20.4(a) to 20.4(d) do not apply to (i) a participation that a Lender may grant to another financial institution or to an assignment by way of security to a Federal Reserve Bank provided that no such participation or assignment will release any Lender of its obligations under the Credit Documents or confer upon any participant any right against any of the Agents, and (ii) an assignment made after Default to effect any adjustment required to be made pursuant to Section 17.4;

(g)	No assignment or participation made at the time when no Default is continuing may increase for any Borrower the costs of the Borrowings pursuant to Section 8.5; and

(h)	Notwithstanding any other provisions of this Agreement, a Term Lender may at any time designate as a Voting Participant any Farm Credit Institution that has purchased from such Term Lender a participation in the Term Facility for an amount of at least US$10,000,000, by notifying the Agents and the Borrowers, subject to, where no Default has occurred and is continuing, Cascades US’s prior written consent, which consent will not be unreasonably withheld (a “Voting Participant”). A Voting Participant will be entitled to exercise the voting rights hereunder of the selling Term Lender (and the voting rights of the selling Term Lender will be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Term Lender, on any matter requiring or allowing a Term Lender to provide or withhold its consent, or to otherwise vote on any proposed action. Any notice given by a Borrower or an Agent to a Term Lender who is a selling Lender will be deemed to have been given to the related Voting Participant(s). As of the date of this Agreement, the Farm Credit Institutions listed in Schedule H are deemed to be Voting Participants without the need for delivery of the above-mentioned notice.

20.5	Designated Lenders

(a)	With the written consent of the Administrative Agent (which will not be unreasonably withheld), a Revolving Lender (the “designating Lender”) may designate one of its Affiliates or another Revolving Lender or an Affiliate thereof (the “designated Lender”) for the purposes of making available its Commitment in respect of Tranche B. Upon its acceptance of the designation and as long as such designation has not been terminated, the designated Lender (if not already a Revolving Lender) will be deemed to be a Revolving Lender for all purposes of the Credit Documents, with a Commitment (or an additional Commitment if it is already a Revolving Lender) corresponding to the portion of the applicable Tranche to be made available to it and with the designating Lender’s Commitment under the Revolving Facility being reduced accordingly. No such designation will reduce the obligations of the designating Lender under Tranche A, including as a result of an increase in its Commitment due to a reallocation made pursuant to Section 2.1(b).

(b)	A designating Lender may not make an assignment of its Commitment under the Revolving Facility without terminating the designation prior to making the assignment. For greater certainty, the assignee may also avail itself of the provisions of Section 20.5(a). A designated Lender may not make an assignment in respect of the Tranche which is the subject of the designation. Any termination of a designation will result in the outstanding Borrowings owing to the designated Lender in respect of the Tranche which was the subject of the designation being automatically assigned to its designating Lender (notwithstanding anything to the contrary in Section 20.4 but subject to Section 20.4(d) and 20.4(e)), with the designating Lender being obligated to pay to the designated Lender the price of the assignment in accordance with their agreement relating to the designation.

(c)	Each of Fédération des caisses Desjardins du Québec and The Toronto-Dominion Bank designates as its designated Lender its Affiliate specified below its name on the signature pages of this Agreement for the purposes of making available its Commitment in respect of Tranche B. Each such designated Lender hereby accepts the designation made by its designating Lender.

(d)	Sections 20.4(c) and 20.4(g) will apply to any designation of a designated Lender made after the date of this Agreement, as if the designation were an assignment and the designated Lender were an assignee.

20.6	Notes

At the request of a Lender, any Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.

20.7	No Waiver

The omission by any Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by any Agent or any Lender to notify any Credit Party of the occurrence of a Default will not be deemed to be a waiver of the right of such Agent or of such Lender to avail itself of such Default.

20.8	Irrevocability of Notices of Borrowings

No Borrower may cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower concerned must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.

20.9	Set-off

If an Event of Default occurs and is continuing, any Agent and any Lender are authorized to set off and to apply any and all deposits held for any Credit Party against any amount due and payable by any Credit Party under the Credit Documents.

20.10	Indemnification

(a)	The Borrowers must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by any Agent in connection with the implementation of the Facilities and the preparation, negotiation, execution, syndication and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by any Agent or the Lenders (and in the case of the Term Facility, each Voting Participant) in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

(b)	If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of a Facility for any Lender or (ii) reduces the income receivable by any Lender from such Facility (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower concerned a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower concerned must pay forthwith said amount to such Lender.

(c)	The Borrowers must pay on demand the amount of any breakage cost and other loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

(d)	The Borrowers must indemnify the Administrative Agent, the Term Facility Agent, the Collateral Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents (each, an “indemnitee”) and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including the use of the proceeds from any Borrowing or as a result of any Default or non-compliance by any Credit Party with any Environmental Laws or of any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Credit Party). The foregoing indemnity will not however apply as to any indemnitee to losses, liabilities, claims, damages or expenses resulting from the gross negligence or wilful misconduct of such indemnitee or from a breach in bad faith by such indemnitee of its obligations under a Credit Document.

20.11	Mitigation of costs

Each Lender will use its best efforts to avoid any additional cost or reduction of income for which a Borrower is required to indemnify such Lender pursuant to Section 20.10(b). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 20.10(b) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrowers will reimburse any Lender for any expense incurred by such Lender in taking any action pursuant to this Section 20.11.

20.12	Corrections of Errors

The Administrative Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.

20.13	Communications

Any Agent is entitled to rely in its dealings with any Borrower upon any instruction or notice which such Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

20.14	Counterparts

Each Credit Document may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed to be an original as against any party whose signature appears thereon, and all of which taken together will constitute one single agreement. Delivery of an executed counterpart of a signature page to any Credit Document by telecopier or by electronic mail will be as effective as delivery of a manually executed counterpart of this Agreement.

20.15	Waiver of Jury Trial

EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

Article 21 - Notices

21.1	Sending of Notices

Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 16) by electronic mail, addressed to the recipient at its address specified in Schedule I hereof in the case of a notice to a Borrower or an Agent or at its address provided to the Administrative Agent and the Term Facility Agent in the case of a notice to another party, in each case, at such other address as may be notified by such party to the others pursuant to this Article.

21.2	Receipt of Notices

Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Cascades Inc.

Per: /s/ Allan Hogg

Per:

Cascades USA Inc.

Per: /s/ Allan Hogg

National Bank of Canada, as Administrative Agent

Per: /s/ Dominic Albanese

Per: /s/ Philippe Tomic

American AgCredit, PCA, as Term Facility Agent

Per: /s/ Michael J. Balok

Per:

The Bank of Nova Scotia, as Collateral Agent

Per: /s/ Clement Yu

Per: /s/ Ryan Moonilal

(the names and signatures of the Lenders are on the next pages)

[Signature page – December 21, 2018 Cascades Credit Agreement]

Commitment Amounts		Lenders

Revolving Facility :		National Bank of Canada

Tranche A:	$	per : /s/ Naomi Bilodeau
Tranche B:	$
per: /s/ Philippe Tomic
Total:	$

Percentage:	%	National Bank of Canada, New York Branch
(in respect of Tranche B)
Term Facility:	US
per : /s/ Dominic Albanese
Percentage:	%
per: /s/ Naomi Bilodeau

Revolving Facility:		The Bank of Nova Scotia

Tranche A:	$	per : /s/ Francois DeBroux
Tranche B:	$
per: /s/ Olivier Hendrick
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

Revolving Facility:		Canadian Imperial Bank of Commerce

Tranche A:	$	per : /s/ Peter Rawlins
Tranche B:	$
per: /s/ Peter Eunson
Total :	$

Percentage:	%

Term Facility:	US$

Percentage:	%

[Signature page – December 21, 2018 Cascades Credit Agreement]

Commitment Amounts		Lenders

Revolving Facility:		Fédération des caisses Desjardins du Québec

Tranche A:	$	per : /s/ André Roy
Tranche B:	$
per: /s/ Philip Fortin
Total :	$

Percentage:	%	Desjardins Florida Branch, as designated Lender
pursuant to Section 20.5 with respect to Tranche B
Term Facility:	US$
per: /s/ Michel Brouillet
Percentage:	%

Revolving Facility:		Wells Fargo Bank, National Association, Canadian Branch

Tranche A:	$	per : /s/ Jeffrey Weber
Tranche B:	$

Total :	$

Percentage:	%

Term Facility:	US$

Percentage:	%

Revolving Facility:		Bank of America, N. A., Canada Branch

Tranche A:	$	per : /s/ Jean-Francois Bourdon
Tranche B:	$
per :
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

[Signature page – December 21, 2018 Cascades Credit Agreement]

Commitment Amounts		Lenders

Revolving Facility:		BNP Paribas, Canada Branch

Tranche A:	$	per : /s/ Edouard Sinor
Tranche B:	$
per: /s/ Jean Rolin
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

Revolving Facility:		Rabobank Canada

Tranche A:	$	per : /s/ Marc J. Drouin
Tranche B:	$
per: /s/ Yacouba Kane
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

Revolving Facility:		Comerica Bank, operating through its Canada Branch

Tranche A:	$	per : /s/ James Lentner
Tranche B:	$

Total:	$	Comerica Bank,
(in respect of Tranche B)
Percentage:	%
per : /s/ James Lentner
Term Facility:	US$

Percentage:	%

[Signature page – December 21, 2018 Cascades Credit Agreement]

Commitment Amounts		Lenders

Revolving Facility:		The Toronto-Dominion Bank

Tranche A:	$	per : /s/ Serge Cloutier
Tranche B:	$
per: /s/ Mel Saklatvala
Total:	$

Percentage:	%	Toronto Dominion (Texas) LLC, as designated
Lender pursuant to Section 20.5 with respect to
Term Facility:	US$	Tranche B

Percentage:	%	per : /s/ Annie Dorval

Revolving Facility:		Royal Bank of Canada

Tranche A:	$	per: /s/ Pierre Bouffard
Tranche B:	$
per:
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

Revolving Facility:		Bank of Montreal

Tranche A:	$	per: /s/ Bruno Jarry
Tranche B:	$
per:
Total:	$

Percentage:	%
Bank of Montreal, Chicago Branch
Term Facility:	US$	(in respect of Tranche B)

Percentage:	%	per: /s/ Brian Banke

[Signature page – December 21, 2018 Cascades Credit Agreement]

Commitment Amounts		Lenders

Revolving Facility:		CoBank, ACB

Tranche A:	$	per : /s/ Austin Taylor
Tranche B:	$
per:
Total:	$

Percentage:	%

Term Facility:	US$

Percentage:	%

[Signature page – December 21, 2018 Cascades Credit Agreement]

Schedule A

Applicable Margins or Rates

Rating	Revolving Facility			Term Facility
	Prime, US Base	Acceptance Fee / Libor L/C Fee	Stand-By Fee	US Base	Libor (7 year initial tenor)
BBB/Baa2 or Higher	bps	bps	bps	bps	bps
BBB-/Baa3	bps	bps	bps	bps	bps
BB+/Bal	bps	bps	bps	bps	bps
BB/Ba2	bps	bps	bps	bps	bps
BB-/Ba3 or Lower	bps	bps	bps	bps	bps

DETERMINATION OF APPLICABLE MARGIN OR RATE

1.	The rates of the margins applicable to Prime Rate, US Base Rate and Libor and the rates of the Acceptance Fees, stand-by fees and Letter of Credit fees, as applicable, under the Facilities (the “Rates”) will be determined as set forth in this Schedule.

2.	During any day that Cascades has a senior secured long-term debt rating from S&P or Moody’s without third-party credit enhancement (a “Rating”), the applicable Rates will be those which correspond to the Rating in effect at the close of business on such day, as specified in the above grids. If, on any day, Cascades has a Rating from both of S&P and Moody’s but the two Ratings are not at the same level, then (i) the higher Rating will apply if the Ratings are not more than one level apart, and (ii) the Rating which is at mid-point will apply if the Ratings are more than one level apart; if there is no mid-point level, the higher of the two intermediate Ratings will apply.

3.	If, on any day, Cascades has no Rating, then the applicable Rates will be those which correspond to the Rating that would be one level higher than the S&P or Moody’s rating in effect on such day for the senior unsecured long-term debt rating of Cascades; if on any day, Cascades has received different senior unsecured long-term debt ratings from both S&P and Moody’s, then the applicable Rates will be determined using the same formula as in paragraph 2 for differentials in Ratings. If there exists any day that Cascades does not have any Rating or senior unsecured long-term debt rating from S&P and Moody’s, the applicable Rates for such day will be those which correspond to a Rating of lower than BB-/Ba3.

4.	Interest, Letter of Credit fees and stand-by fees will be calculated, for any day, using the applicable Rate in effect on the relevant day. Acceptance fees will be calculated using the Rate in effect on the date such fees are payable. Any change of Rate (including on the Effective Date or as a result of an amendment to this Agreement) will give rise to adjustments to Acceptance fees previously calculated if the period of calculation extended beyond the date of the modification. The adjustments will apply to the number of days remaining to accrue from the date of the modification. The adjustments will be calculated by the Administrative Agent and be payable by Cascades or the Lenders (as applicable) within three Business Days from the date of a demand therefor by the Administrative Agent.

5.	The Applicable Rate will be 66⅔% of the rate otherwise applicable (as specified in the column governing Letter of Credit fees) for fees payable in respect of Letters of Credit securing the performance by the Credit Parties of contracts (including bids) for the supply of goods or services by the Credit Parties to their customers.

6.	This Schedule does not apply to the Letter of Credit fee applicable to a documentary Letter of Credit. As provided in Section 6.2 of the Credit Agreement, the fee payable in respect of any documentary Letter of Credit will be based on the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit.

Schedule B

List of Designated Subsidiaries

Name
Cascades Canada ULC
Cascades Holding US Inc.
Cascades New York Inc.
Cascades Fine Papers Group Inc.
Cascades Flexible Packaging Inc.
7251637 Canada Inc.
Norampac Inc.
Cascades Containerboard Packaging – Export Sales Corp.
4626 Royal Avenue Holding LLC
401 47th Street Holding LLC
Cascades Transport Inc.
Cascades CS + Inc.
Cascades CS + USA Inc.
7678169 Canada Inc.
Cascades Maritime Inc.
Cascades Médcas Inc.
Cascades Containerboard Packaging Ontario Inc.

Schedule D

list of mills (special purpose investments)

US Mills	Town

Containerboard Group
Corrugated Box Plant	Newtown, CT

Tissue Group
Tissue Converting	Waterford, NY
Tissue Converting	Pittston, PA
Tissue Converting	Wagram, NC
Tissue Machine	Rockingham, NC
Tissue Converting	Scappose, OR
Tissue Machine	St-Helens, OR

Speciality Group
Moulded Pulp	Rockingham, OR
Cascades Plastics	Warrenton, MO

                                                                                                                                                                                                                                                                                                                                                                                                                                                                              .

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Schedule H

All redactions in this document are a result of the confidential nature of the information.